UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Pyxus International, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PYXUS INTERNATIONAL, INC.

6001 Hospitality Court, Suite 100

Morrisville, North Carolina 27560

Notice of Annual Meeting of Shareholders

To be Held August 17, 2023

Dear Shareholder:

You are cordially invited to attend the 2023 Annual Meeting of Shareholders of Pyxus International, Inc. (“Pyxus,” or the “Company,” “we” or “us”), to be held virtually at https://web.lumiagm.com/209527569 on Thursday, August 17, 2023 at 10:00 a.m., Eastern Daylight Time, to:

(a)	elect seven directors for a one-year term expiring at the 2024 annual meeting of shareholders, each as named in the accompanying proxy statement;

(b)	ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending March 31, 2024;

(c)	adopt a resolution approving, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in the accompanying proxy statement; and

(d)	transact such other business as may properly come before the meeting.

As noted above, the Company’s Board of Directors has determined that this year’s annual meeting will be held virtually.

Shareholders of record at the close of business on June 16, 2023 will be entitled to vote at the meeting.

The Company’s proxy statement and proxy are enclosed, as is the Annual Report to shareholders for the fiscal year ended March 31, 2023 (the “2023 Annual Report”).

By Order of the Board of Directors

William L. O’Quinn, Jr.
Secretary

July 14, 2023

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Shareholders to be Held Virtually on August 17, 2023

The Proxy Statement and 2023 Annual Report are available on the internet at:

http://www.astproxyportal.com/ast/23651/

YOUR VOTE IS VERY IMPORTANT TO US. FOR VOTING INSTRUCTIONS, PLEASE SEE FREQUENTLY ASKED QUESTION NUMBER 4, WHICH APPEARS ON PAGE 1 OF THIS PROXY STATEMENT.

PYXUS INTERNATIONAL, INC.

PROXY STATEMENT

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Pyxus International, Inc. 2020 Incentive Plan	30
Non-qualified Deferred Compensation Plan	31
Pension Plan	31
Outstanding Equity Awards at Fiscal Year-End Table	32
Pay Versus Performance	32
Other Matters	35

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PROXY VOTING OPTIONS

Your vote is important!

Whether or not you expect to attend the virtual annual meeting, we urge you to vote your shares. At this year’s annual meeting, you may vote via the Internet at the virtual annual meeting by obtaining and registering a legal proxy from your broker, bank or other nominee that holds your shares, or you may vote prior to the annual meeting by following the instructions of your broker, bank or other nominee that holds your shares. Even if you plan to attend the virtual annual meeting, you are encouraged to vote your shares by proxy so that your vote will be counted if you later decide not to participate in the annual meeting. Your prompt vote will ensure the presence of a quorum at the meeting and will save Pyxus the expense of additional solicitation. If you vote now and later decide to change your vote or to vote your shares at the meeting, you may do so by following instructions found elsewhere in this proxy statement.

As of the record date, the only shareholder of record of our outstanding common stock was Cede & Co., a nominee for the Depository Trust Company, which holds shares for banks, brokers and other nominees who may in turn hold those shares for the clients who maintain their stock accounts with them. Accordingly, all of the outstanding shares of the Company’s common stock are held through banks, brokers or other nominees, including in street name on behalf of beneficial owners who maintain their accounts with these banks, brokers and other nominees. Beneficial holders of our stock, who hold their shares in an account through a broker, bank or other nominee, may provide instructions to their respective bank, broker or other nominee for the voting of the shares held in their accounts. Every broker, bank or other nominee has its own mailing procedures and provides its own procedures to clients for voting the shares held in their accounts, which should be carefully followed by beneficial owners in order to ensure that their shares held in their accounts are voted at the annual meeting. Please promptly contact your broker, bank or other nominee for directions on how to vote your shares, and follow their directions carefully.

If you want to vote online at the virtual annual meeting, you must obtain a legal proxy from the broker, bank or other nominee that holds your shares assigning its voting authority to you. In addition, you must submit proof of your legal proxy reflecting your holdings of Pyxus common stock, along with your name and email address to American Stock Transfer & Trust Company (“American Stock Transfer”), using the instructions in this proxy statement.

Failure to register the proxyholder with American Stock Transfer will result in the proxyholder not receiving a control number to participate in the virtual meeting and only being able to attend as a guest. Guests will be able to listen to and submit written questions in the annual meeting, but will not be able to vote during the annual meeting. Shareholders who attend the annual meeting as guests may vote their shares only prior to the annual meeting by following the voting directions provided by their banks, brokers or other nominees.

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FREQUENTLY ASKED QUESTIONS

1.	Who is soliciting my proxy?

The Company is soliciting your proxy for the annual meeting of shareholders to be held on Thursday, August 17, 2023, in order to provide you the opportunity to vote on all matters scheduled to come before the meeting, whether or not you attend the virtual meeting. This proxy statement and the 2023 Annual Report, including consolidated financial statements of the Company and its subsidiaries for the fiscal year ended March 31, 2023 and certain prior periods, is first being mailed to shareholders on or around July 14, 2023.

2.	Who pays for the solicitation of proxies?

The Company bears the cost of soliciting proxies, and will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses reasonably incurred by them in sending proxy materials to the beneficial owners of stock. The Company may utilize employees to solicit proxies by mail, in person or by telephone.

3.	Who is entitled to vote?

You may vote if you owned shares of Pyxus common stock on June 16, 2023, the date established by the Board for determining shareholders entitled to vote at the annual meeting. On that date there were 24,999,947 shares of common stock outstanding and entitled to vote, with each such share having the right to one vote.

4.	How do I vote my shares?

Prior to the virtual meeting:

As of the record date, the only shareholder of record of our outstanding common stock was Cede & Co., a nominee for the Depository Trust Company, which holds shares for banks, brokers and other nominees who may in turn hold those shares for the clients who maintain their stock accounts with them. Accordingly, all of the outstanding shares of the Company’s common stock are held through banks, brokers or other nominees, including in street name on behalf of beneficial owners who maintain their accounts with these banks, brokers and other nominees. As such, the ability of beneficial owners to vote depends on the voting process of the broker, bank or other nominee through which they respectively hold their shares. Please follow the procedures provided by your bank, broker or other nominee to vote your shares prior to the annual meeting, which procedures may permit voting online or by telephone.

Even if you plan to attend the virtual annual meeting, you are encouraged to vote your shares by proxy prior to the meeting by following the process designated by your broker, bank or other nominee so that your vote will be counted if you later decide not to attend the annual meeting.

During the virtual meeting:

If you want to vote online at the virtual annual meeting, you must have a legal proxy from the broker, bank or other nominee that holds your shares assigning its voting authority to you. Please promptly contact the broker, bank or other nominee that holds your shares for instructions on how to obtain a legal proxy if you intend to vote online during the virtual annual meeting.

Once you obtain your legal proxy from your broker, bank or other nominee that holds your shares, you must submit proof of your proxy power from your broker or bank reflecting your holdings of Pyxus common stock, along with your name and email address to American Stock Transfer.

Failure to register the proxyholder with American Stock Transfer will result in the proxyholder not receiving a control number to participate in the virtual meeting and only being able to attend as a guest. Guests will be able to listen to and submit written questions in the virtual meeting, but will not be able to vote.

To register, you must submit proof of your legal proxy obtained from your bank, broker or nominee reflecting your holdings of Pyxus common stock, along with your name and email address, to American Stock Transfer: (1) by email to proxy@astfinancial.com; (2) by facsimile to (718) 765-8730; or (3) by mail to American Stock Transfer & Trust Company, LLC, Attn: Proxy Tabulation Department, 6201 15th Avenue, Brooklyn, NY 11219. Please reference “Pyxus 2023 Annual Meeting August 17, 2023” in the subject line. Obtaining a legal proxy may take several days, and you are advised to register as far in advance as possible. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Daylight Time, on August 10, 2023. If you have properly registered as a proxyholder, you will receive a confirmation email from American Stock Transfer of your registration.

Duly appointed proxyholders that attend the meeting online will be able to vote by completing a ballot online, when called for, during the meeting through the virtual platform.

It is your responsibility to ensure internet connectivity for the duration of the meeting and you should allow ample time to log into the virtual platform before the meeting begins.

5.	If I do not obtain a legal proxy or do not validly register my legal proxy with American Stock Transfer, will I still be able to participate in the virtual meeting?

Yes, you may listen to the virtual meeting as a guest and submit questions during the meeting, but you will not be able to vote during the meeting. Guests (including non-registered shareholders who have not duly appointed themselves as proxyholder) can log into the meeting by following the instructions below.

6.	Will my shares be voted if I do not follow the instructions for voting from my bank, broker or other nominee holding my shares?

Your shares may be voted even if you do not vote by following the instructions of your bank, broker or other nominee. Brokerage firms have the authority under the New York Stock Exchange rules to vote shares on behalf of their customers on certain “routine” matters if you do not provide the brokerage firm with voting instructions. The ratification of the selection of independent auditors is considered a routine matter for which brokerage firms may vote shares without voting instructions from the customer. The election of director nominees and the advisory vote to approve the compensation of the named executive officers are not considered “routine” under these rules. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” Broker non-votes will not be counted as votes cast on any matter presented for a shareholder vote at the annual meeting. It is important therefore that you provide appropriate voting instructions to your brokerage firm with respect to your vote on these matters.

7.	What does it mean if I receive more than one proxy card or instruction form?

It means that you have multiple accounts with banks, brokers or other nominees. Please vote all of the shares.

8.	Can I change my vote after voting using the instructions provided by my bank, broker or other nominee holding my shares?

You should contact your bank, broker or other nominee to find out how to change your vote, or, if you have obtained a legal proxy from your bank, broker or other nominee giving you the right to vote your shares, and validly registered that legal proxy with American Stock Transfer, by joining the annual meeting via the Internet and voting during the annual meeting.

All signed proxies that have not been revoked will be voted at the meeting.

9.	How many votes are needed to hold the meeting?

A quorum of shareholders is necessary to hold a valid meeting. The holders of record as of the June 16, 2023 record date, present (including by proxy) at the meeting, of a majority of the shares entitled to vote constitute a quorum. Once a share is represented for any purpose at the meeting, it is considered present for quorum purposes for the remainder of the meeting. Abstentions and “broker non-votes” will be counted as present in determining the existence of a quorum. A quorum is necessary to conduct business at the annual meeting.

If a quorum is not present, the meeting may be adjourned from time to time without any further notice other than announcement at the meeting.

10.	What items of business will be conducted at the meeting?

•	The election of seven directors for a one-year term expiring in 2024, each as named below.

•	The ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending March 31, 2024.

•	The adoption of a resolution approving, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this proxy statement.

•	Any other business properly brought before the meeting.

11.	How many votes are needed to elect the nominees for director?

The election of each nominee for director requires votes cast in favor of election by a majority of the votes entitled to be cast at the meeting. Because directors are elected by a majority of the votes entitled to be cast (that is, the shares outstanding as of the record date), abstentions and broker non-votes, in addition to votes cast against the election of a director, will have the effect of a vote cast against the election of a director.

Under the Company’s Amended and Restated Articles of Incorporation, the members of the Board of Directors are to be elected to serve terms expiring at the next annual meeting of shareholders and until his or her successor shall be elected and shall qualify. Under Virginia law, if an incumbent director is not re-elected at the meeting, his or her term of office may be terminated upon a reduction in the size of the Board of Directors.

12.	How many votes are needed to ratify the selection of Deloitte & Touche LLP as the Company’s independent auditors?

The selection of Deloitte & Touche, LLP as the Company’s independent auditors will be ratified if the votes cast “FOR” exceed the votes cast “AGAINST.” Abstentions and broker non-votes, if any, will not be included in the vote totals for the ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors and, accordingly, will have no impact on the outcome of the vote on this matter.

13.	What are the voting choices when casting the advisory vote on the compensation of the Company’s named executive officers and what is the effect of the vote?

When voting on the compensation of the Company’s named executive officers, shareholders may:

•	vote in favor of the compensation of the Company’s named executive officers;

•	vote against the compensation of the Company’s named executive officers; or

•	abstain from voting.

The resolution approving, on an advisory basis, the compensation of the Company’s named executive officers will be adopted if the votes cast “FOR” the resolution exceed the votes cast “AGAINST” the resolution. Abstentions and broker non-votes, if any, will not be included in the vote totals for this matter and, accordingly, will have no impact on the outcome of the vote on this matter. This vote is not binding upon the Company, the Board or the Compensation Committee. Nevertheless, the Compensation Committee values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

14.	What are the Board’s recommendations on the matters to be presented for a shareholder vote?

The Board recommends that shareholders vote:

•	“FOR” the election as directors of the seven nominees named in this proxy statement;

•	“FOR” ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending March 31, 2024; and

•	“FOR” adoption of a resolution approving, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this proxy statement.

If you return a valid proxy card or respond by telephone or Internet in the manner described above and do not include instructions on how you want to vote, your shares will be voted in accordance with the Board’s recommendations on the matters listed above and in accordance with the discretion of the proxy holders on any other matter that properly comes before the annual meeting.

15.	How will proxies be voted on other matters that are properly brought before the meeting?

The Company is not aware of any other business to be presented at the meeting. However, if any other matter is properly brought before the meeting, the proxies received will be voted on those items in accordance with the discretion of the proxy holders.

16.	Can I access these proxy materials on the Internet?

This proxy statement and our 2023 Annual Report are available at http://www.astproxyportal.com/ast/23651/.

17.	Will the directors attend the meeting?

It is Pyxus’s policy that directors attend the annual meetings of shareholders and we currently expect all of our directors standing for election to virtually attend the 2023 annual meeting.

18.	How do I attend the meeting?

This year our annual shareholders meeting will be held virtually and there will be no in-person meeting location. The annual shareholders meeting is open to all holders of our common stock as of June 16, 2023. Shareholders will be able to attend and participate in the virtual meeting, including by submitting questions, and, if a shareholder has obtained a duly registered legal proxy, voting such shareholders’ shares. To attend and participate in our annual meeting:

•	Step 1: Log into the virtual platform online at https://web.lumiagm.com/209527569.

•	Step 2: Follow these instructions:

Duly appointed proxyholders: Click “I have a control number” and then enter your unique 11-digit control number and the password “pyxus2023” (case sensitive). Proxyholders who have been duly appointed and registered with American Stock Transfer as described above will receive a control number by email from American Stock Transfer after the proxy voting deadline has passed. Duly appointed proxyholders will be able to vote during the meeting.

Guests (including non-registered shareholders who registered as duly appointed proxyholders): Click “Guest” and then complete the online form. Guests will be able to listen and submit written questions during the meeting, but will not be able to vote during the meeting.

Our annual meeting will begin promptly at 10:00 a.m., Eastern Daylight Time, on August 17, 2023. We encourage you to access the virtual platform prior to the start time to familiarize yourself with the virtual platform and ensure that you can hear the streaming audio. You may begin to log into the virtual platform beginning at 9:00 a.m., Eastern Daylight Time, on August 17, 2023.

The virtual annual meeting is supported across different online browsers and devices (desktops, laptops, tablets and cell phones). Please be certain you have the most updated version of the applicable software and plugins. Also, you should ensure that you have an internet connection from wherever you intend to participate in the virtual annual meeting.

19.	Will shareholders have an opportunity to ask questions at the meeting?

This year’s virtual annual meeting will include questions submitted online both live and in advance. Questions that are not relevant to the business of the annual meeting will be addressed in the Q&A portion of the annual meeting.

Stockholders may submit questions relating to Annual Meeting matters by sending an email our Investor Relations department at investors@pyxus.com with “2023 Annual Meeting” in the subject line. Only questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions regarding matters not pertinent to the meeting will not be answered. Questions that are substantially similar may be grouped and answered together to avoid repetition.

Live questions may be submitted online beginning shortly before the start of the meeting by typing your question in the “Ask a Question” box in the annual meeting portal, at https://web.lumiagm.com/209527569 and clicking submit.

20.	Will there be rules for the conduct of the meeting?

In accordance with the Company’s Amended and Restated Bylaws and Virginia corporation law, the Chairperson of our Board of Directors has the right and authority to determine and maintain the rules, regulations and procedures for the conduct of the annual meeting, including, but not limited to, maintaining order and safety, dismissing business not properly submitted, opening and closing the polls for voting and limiting time allowed for discussion of the business at the meeting. Failure to abide by the meeting rules may result in expulsion from the meeting. A copy of the meeting rules will be posted on the annual meeting website.

21.	How can I find out the final voting results for the annual meeting?

The Company will publish final voting results in a report on Form 8-K to be filed with the Securities and Exchange Commission (the “SEC”) within four business days after the annual meeting. The Form 8-K will be accessible through the SEC’s website at www.sec.gov and through the Company’s website, www.pyxus.com.

GOVERNANCE OF THE COMPANY

The Board fosters and encourages an environment of strong corporate governance, including disclosure controls and procedures, internal controls, fiscal accountability, high ethical standards and compliance with applicable policies, laws and regulations. Re-examining Company practices and setting new standards is an ongoing process as the area of corporate governance continues to evolve. Therefore, the Board has charged the Environmental, Social, Governance and Nominating Committee (the “ESGN Committee”) to periodically review and recommend appropriate changes to the Board’s governance practices and policies.

Shareholders Agreement

In connection with the resolution of Chapter 11 bankruptcy proceedings involving the Company’s predecessor, on August 24, 2020, the Company entered into a Shareholders Agreement (the “Shareholders Agreement”), among the Company and the investors listed therein, each other beneficial owner of the Company’s common stock as of the date of the Shareholder Agreement deemed to be a party thereto pursuant to the Plan of Reorganization and other persons that may from time to time become parties thereto (collectively, the “Investors”). The Shareholders Agreement provides that each of Glendon Capital Management LP (together with its affiliates that are shareholders of the Company, the “Glendon Investor”) and Monarch Alternative Capital LP (together with its affiliates that are shareholders of the Company, the “Monarch Investor”) shall be entitled to nominate two individuals to serve on the seven-member board of directors of the Company so long as it beneficially owns at least 20% of the outstanding shares of the Company’s common stock, or one individual to serve as such a director if it beneficially owns fewer than 20% of the outstanding shares but at least 10% of the outstanding shares. The Shareholders Agreement provides that the Investors shall take all necessary action to elect such nominees of each of the Glendon Investor and the Monarch Investor as directors, as well as the election of the chief executive officer of the Company as a director and other individuals qualifying as independent directors to be selected by Investors that beneficially own 5% or more of the outstanding shares of common stock of the Company, as determined by a majority of the shares of the Company’s common stock beneficially owned by such Investors. The Shareholders Agreement and the Company’s Amended and Restated Articles of Incorporation provide that the chairperson of the board of directors of the Company is to be elected by a majority of the directors that had been designated or nominated by the Glendon Investor (the “Glendon Directors”), provided that at the time of such designation or nomination the Glendon Investor’s Investor Percentage Interest (as defined) is at least 10%, and those that had been nominated by the Monarch Investor (the “Monarch Directors”), provided that at the time of such designation or nomination the Monarch Investor’s Investor Percentage Interest (as defined) is at least 10%, with the chairperson of such board to be elected by the board of directors of the Company if the Glendon Directors and Monarch Directors are together fewer than three in number or fail to appoint a chairperson. The Shareholders Agreement also includes provisions for shareholders that are parties thereto to vote for the removal and replacement of the Glendon Directors at the request of the Glendon Investor and the removal and replacement of the Monarch Directors at the request of the Monarch Director. The Shareholders Agreement and the Company’s Amended and Restated Articles of Incorporation include provisions with respect to the calling of meetings of the Board of Directors of the Company by a Glendon Director or a Monarch Director and membership of committees of the Board of Directors of the Company to include a Glendon Director and a Monarch Director if requested by the Glendon Investor and the Monarch Investor, respectively.

Shareholder Access to Governance Documents

Website

The Company’s governance-related documents are available on its website at www.pyxus.com. Available documents include the Company’s Corporate Governance Guidelines, Code of Business Conduct and charters of the Audit Committee, the Compensation Committee and the ESGN Committee. When changes are made to any of these documents, updated copies are posted on the website as soon as practical thereafter.

Written Request

Copies of the Company’s governance documents are also available, free of charge, by written request addressed to: Corporate Secretary, Pyxus International, Inc., 6001 Hospitality Court, Suite 100, P. O. Box 2009, Morrisville, North Carolina 27560.

Communications to the Board of Directors

Shareholders and interested parties may communicate with the Board of Directors, any committee of the Board, the Lead Independent Director or any individual director, as appropriate. Communications must be made in writing to the Corporate Secretary, Pyxus International, Inc., 6001 Hospitality Court, Suite 100, P. O. Box 2009, Morrisville, North Carolina 27560. The Secretary will determine in his good faith judgment which communications to relay to the applicable directors.

See the paragraphs entitled “Shareholder Nominations - 2024 Annual Meeting” and “Shareholder Proposals – 2024 Annual Meeting,” for guidelines specific to those types of communications with the Board.

Code of Business Conduct

Pyxus has a Code of Business Conduct that clearly defines the Company’s expectations for legal and ethical behavior on the part of every Pyxus director, officer, employee and agent. The Code of Business Conduct also governs Pyxus’s principal executive officer, principal financial officer and principal accounting officer. It is designed to deter wrongdoing and promote honest and ethical business conduct in all aspects of the Company’s affairs. Any waiver of the Code of Business Conduct for any director or executive officer would require approval by the Board of Directors and would be disclosed immediately thereafter to shareholders via the Company’s website, www.pyxus.com.

Corporate Governance Guidelines

The Pyxus Corporate Governance Guidelines, in conjunction with the charters of key Board committees, inform shareholders, employees, customers and other constituents of the Board’s principles as a governing body. The Guidelines are reviewed at least annually by the Board.

Determination of Independence of Directors

The Company’s common stock is traded on the OTC Pink Bulletin Board, which does not require that certain of the Company’s directors qualify as independent or establish a standard for the determination of a director’s independence. The Board of Directors has determined to apply the independence standards under the rules of the New York Stock Exchange in evaluating the independence of directors. For a director to be deemed “independent,” the Board of Directors of Pyxus must affirmatively determine that the director has no material relationship with Pyxus either directly or as a partner, shareholder or officer of an organization that has a relationship with Pyxus. In making this determination, the Board applies the following standards:

•

A director who is an employee, or whose immediate family member is an executive officer of Pyxus, is not independent until three years after the end of such employment relationship. Employment as an interim Chairman or Chief Executive Officer will not disqualify a director from being considered independent following such employment.

•

A director who receives (or whose immediate family member receives) more than $120,000 per year in direct compensation from Pyxus is not independent until three years after he or she ceases to receive more than $120,000 per year in such compensation (excluding director and committee fees and pensions or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman or Chief Executive Officer will not count toward the $120,000 limitation.

•	A director who is a current partner or employee of (or whose immediate family member is a current partner of) Pyxus’s internal or external auditor is not independent.

•	A director who has an immediate family member who is an employee of Pyxus’s internal or external auditor and who personally works on the Company’s current audit is not independent.

•

A director who (or whose immediate family member) was within the past three years a partner or employee of Pyxus’s internal or external auditor and personally worked on the Company’s audit during that time is not independent.

•

A director who is employed (or whose immediate family member is employed) as an executive officer of another company where any of Pyxus’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or employment relationship.

•

A director who is an employee (or whose immediate family member is an executive officer) of a company that makes payments to, or receives payments from, Pyxus for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues is not independent until three years after falling below such threshold.

Board Leadership Structure

The Company’s Amended and Restated Articles of Incorporation provide that the chairperson of the Board of Directors shall be elected by a majority of the Glendon Directors and the Monarch Directors, each acting in his or her sole discretion; provided, that if the number of Glendon Directors plus the number of Monarch Directors is fewer than three or if no such majority can be reached, then the chairperson of the Board of Directors is to be elected by a majority of the Directors then in office. Since the number of Glendon Directors plus the number of Monarch Directors is fewer than three, the Board is authorized to designate a Chairman of the Board from its membership. The Chairperson is authorized to preside at all meetings of the shareholders and the Board of Directors, and has such other powers as may be conferred upon him or her by the Board. The Board’s decision to either separate the position of Chairperson and the office of Chief Executive Officer, or to have the same individual serve in both capacities, is based on then current circumstances. At present, the Chief Executive Officer also serves as Chairperson. The Board believes that the unified position of Chairperson and CEO currently serves the Company well because the CEO’s expertise and proximity to the daily affairs of the Company enhances the Board’s oversight function and facilitates open and timely communication between the Board and management; however, the Board recognizes that there may be circumstances that would lead it to conclude that these positions should be separated and believes that it is in the best interests of the Company for the Board to, from time to time, examine whether these positions should be separated.

The Company’s Corporate Governance Guidelines provide the Board shall appoint a Lead Independent Director and, if the Chairperson is an independent director, the Chairperson may also be appointed to serve as Lead Independent Director. The role of the Lead Independent Director is to: preside at all executive sessions of the Board; act as the liaison between the non-management directors, the Chairperson and the CEO; and consult with the Chairperson and the CEO on Board agendas as necessary. There is no mandatory rotation or term limit associated with the role of Lead Independent Director. Robert D. George currently serves as Lead Independent Director.

The Company’s Corporate Governance Guidelines provide that if the Chairman also serves as CEO, Board members should raise any issues regarding the performance or compensation of the CEO with the Chairman of the Compensation Committee and all other issues should be raised with the Lead Independent Director.

The Board’s Role in Risk Oversight

Our Company faces a variety of risks, including credit, liquidity, operational, regulatory, environmental and others regularly disclosed in our public filings. The Board believes that an effective risk management system is necessary to (1) identify material risks that the Company faces, (2) communicate necessary information with respect to such risks to senior management and, as appropriate, the Board or its committees, (3) implement appropriate and responsive risk management strategies consistent with the Company’s risk profile, and (4) integrate risk management into the Company’s decision making.

The Board has delegated to the Audit Committee the primary responsibility for overseeing risk management. The Audit Committee is comprised solely of non-employee directors and, pursuant to its charter, periodically discusses policies with management with respect to risk assessment and risk management and assesses the steps management has taken to minimize such risks to the Company. The Audit Committee makes periodic reports to the Board regarding the Company’s risks and regarding its analyses and conclusions as to the adequacy of the Company’s risk management processes.

The Board encourages management to promote a culture that incorporates risk management into our Company’s strategy and business operations. The Company maintains an active Compliance Program; at least quarterly the Company’s Global Disclosure Committee conducts a thorough and detailed review of risks, including potential risks, which are systematically reported and tracked through resolution; and, finally, the Company’s senior management actively oversees the processes by which risk assessment and risk management are undertaken.

Nominating Process

As stated in the charter, it is the responsibility of the ESGN Committee to identify and evaluate candidates to serve on the Board. The ESGN Committee reviews the qualifications of incumbent directors and reviews potential conflicts of current and prospective Board members. Candidates for prospective membership on the Board may be identified through a variety of means, including professional or personal contacts of directors, shareholder recommendations or a third-party firm engaged in the recruitment of directors. The ESGN Committee may, but is not required to, engage the services of a third party to assist in the recruitment of directors as necessary.

Candidates are assessed by the ESGN Committee in view of the responsibilities and qualifications set forth in the Corporate Governance Guidelines. Candidate assessment begins with a review of the candidate’s background, education, experience and other qualifications. Qualified candidates not then serving on the Board will meet, either individually or collectively, with the Chair of the Board, the Chair of the ESGN Committee and other directors as appropriate, prior to being recommended for election to the Board. An invitation to join the Board of Directors is extended only after a candidate’s qualifications have been reviewed by the ESGN Committee, the ESGN Committee has recommended the candidate to the Board for approval, and the Board has approved the candidate’s election by a majority vote. Invitations are extended on behalf of the Board by the Chairperson, or in the absence of the Chairperson by a director as designated by the Board.

The ESGN Committee will consider candidates for director who are recommended by shareholders. Shareholders who wish to suggest a candidate for nomination should send a written statement addressed to Corporate Secretary, Pyxus International, Inc., 6001 Hospitality Court, Suite 100, P. O. Box 2009, Morrisville, North Carolina 27560. See the paragraph entitled “Shareholder Nominations - 2024 Annual Meeting” for guidelines specific to such communications.

Director Conflicts of Interest

The Pyxus Corporate Governance Guidelines provide that if an actual or potential conflict of interest arises for a director, the director is required to promptly inform the Chief Executive Officer and Chairperson of the Board. The Corporate Governance Guidelines call for all directors to recuse themselves from any discussion or decision affecting their personal, business or professional interests.

Shareholder Nominations – 2024 Annual Meeting

Any shareholder entitled to vote in the election of directors generally may nominate at a meeting one or more persons for election as a director if written notice of such nomination or nominations is delivered or mailed to the Secretary of the Company in accordance with the Company’s Bylaws, which state that such notification must include:

•	the name, age and address of each proposed nominee;

•	the principal occupation of each proposed nominee;

•	the nominee’s qualifications to serve as a director;

•	the name and address of the notifying shareholders;

•	the number of shares owned by the notifying shareholder;

•	a description of agreements or arrangements between the notifying shareholder and any other person(s) in connection with director nominations;

•

a description of agreements or arrangements entered into by the notifying shareholder with the intent to mitigate loss, manage risk or benefit from changes in the stock price or increase or decrease the voting power of the notifying shareholder; and

•

a representation that the notifying shareholder is a holder of record of shares of capital stock entitled to vote at the meeting and intends to appear at the meeting (including by proxy) to make the nomination(s).

As required by the Company’s Bylaws, nominations for the 2024 annual meeting must be received by the Secretary of the Company not later than April 19, 2024. The notice must be updated following the later of the record date or the first public announcement of the record date for the meeting to reflect changes to certain of this information. The Secretary will deliver all such notices to the Board, which will consider such candidates. The Board of Directors shall determine whether such candidate should be nominated for election as a director.

Shareholder Proposals – 2024 Annual Meeting

To be considered for inclusion in the Company’s proxy statement for the 2024 annual meeting, shareholder proposals must be submitted in writing to the Secretary of the Company by March 16, 2024 and must be submitted in accordance with Rule 14a-8 of the Exchange Act, the laws of the Commonwealth of Virginia and the Bylaws of the Company.

Pursuant to the Bylaws of the Company, in order for any business to be brought before the 2024 annual meeting by a shareholder, the proposal must be received by the Secretary of the Company not later than April 19, 2024. As to each matter the shareholder proposes to bring before the 2024 annual meeting, the notice must include:

•	a brief description of the business desired to be brought before the 2024 annual meeting and the reasons for conducting such business at the 2024 annual meeting;

•	the name and record address of the shareholder proposing the business;

•	the number of shares beneficially owned by the shareholder;

•	any material interest the shareholder has in such business;

•	a description of agreements or arrangements between the notifying shareholder and any other person(s) in connection with the proposal of business;

•

a description of agreements or arrangements entered into by the notifying shareholder with the intent to mitigate loss, manage risk or benefit from changes in the stock price or increase or decrease the voting power of the shareholder; and

•

a representation that the notifying shareholder is a holder of record of shares of capital stock entitled to vote at the meeting and intends to appear at the meeting (including by proxy) to propose the business.

The notice must be updated following the later of the record date or the first public announcement of the record date for the meeting to reflect changes to certain of this information.

BOARD OF DIRECTORS

PROPOSAL ONE

ELECTION OF DIRECTORS

(Item 1 on the proxy card)

The Company’s Amended and Restated Articles of Incorporation provide that the number of directors of the Company shall be seven or such other number as the Board of Directors may from time to time determine and that the members of the Board of Directors are to be elected to serve terms expiring at the next annual meeting of shareholders and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. The Board of Directors is currently composed of seven members. The Board of Directors has nominated each of the following individuals for election as directors at the 2023 annual meeting: John S. Alphin, Jamie J. Ashton, Patrick J. Bartels, Jr., Robert D. George, Cynthia P. Moehring, J. Pieter Sikkel and Richard J.C. Topping. All of the nominees are incumbent directors and have consented to continue to serve if elected at the 2023 annual meeting.

Each of Mr. Alphin, Mr. Ashton and Mr. Bartels was elected as a director by the Board of Directors to fill a vacancy on the Board of Directors arising after the 2022 annual meeting of shareholders. Mr. Ashton and Mr. Bartels were identified to the ESGN Committee and the Board by the Glendon Investor and the Monarch Investor, respectively, and Mr. Alphin was identified to the ESGN Committee and the Board by the Company’s Chief Executive Officer.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

Director Biographies

John S. Alphin (age 49)

Director since January 2023

Founder and Principal of JSAlphinConsulting LLC, a strategy and operational consulting firm for small to medium-sized companies, since July 2022. Previously, Mr. Alphin had a 24-year career with British American Tobacco, a manufacturer of consumer nicotine products, most recently serving Head of Global Leaf Sourcing from September 2015 through December 2021. Prior thereto, Mr. Alphin held various senior roles at British American Tobacco, including Brazil Head of Agri-Exports and Head of Global Supplier Management.

With more than twenty years’ experience with a global cigarette manufacturer, including as head of global sourcing and supply chain, Mr. Alphin provides the Board with key insights into aspects of the tobacco and agricultural industries particularly relevant to Pyxus, and expertise in strategy and business development, generation of sales and operational efficiencies, navigation of complex global supply chains, and implementation of robust sustainability programs.

Jamie J. Ashton (age 31)

Director since October 2022

Senior Vice President, Glendon Capital Management LP, a registered investment advisor, since December 2021. Previously, Mr. Ashton served as a Vice President at Glendon from December 2020 to December 2021, and as an Associate from August 2018 to December 2020. Prior to joining Glendon, Mr. Ashton served as an investment analyst at Invus Financial Advisors LLC from December 2016 to August 2018, and prior thereto, as a Business Analyst at McKinsey & Company.

Mr. Ashton brings to the Board significant financial analytical skills and insights developed from his current and past employment experience in financial consulting and investment management.

Patrick J. Bartels, Jr. (age 47)

Director since January 2023

Founder and Managing Member of Redan Advisors LLC, a firm providing fiduciary and strategic planning advisory services for domestic and international public and private business entities. Prior thereto, Mr. Bartels served as a Managing Principal at Monarch Alternative Capital LP, a New York-based investment firm, from April 2002 to November 2018. Mr. Bartels currently serves on the board of directors of Agile Thought Inc., Marblegate Acquisition Corp., and Trinity Place Holdings Inc., and within the last five years has been a director of Arch Resources, Inc., B. Riley Principal Merger Corp., B. Riley Principal Merger Corp. II, Centric Brands, Hexion Inc., Libbey Inc., Monitronics International, Inc. (d/b/a Brinks Home Security), Noble Corporation, Parker Wellbore, and Vanguard Natural Resources, Inc.

Mr. Bartels brings to the Board more than twenty years of experience in the financial sector, including as a director on numerous public and private boards, with experience in corporate governance, finance, capital markets, and mergers and acquisitions.

Robert D. George (age 67)

Director since October 2020

Retired since September 2018. During his 21-year career with Esterline Technologies, Inc., an international aerospace/ defense manufacturer, Mr. George served in numerous senior roles, including Special Advisor from March 2018 to August 2018, Executive Vice President—Chief Financial Officer/Business Development and Secretary from June 2011 through March 2018, Vice President—Chief Financial Officer/Treasurer & Secretary from June 1999 to June 2011, and Vice President—Treasurer/Corporate Controller from June 1997 to June 1999. Mr. George currently serves on the board of directors of Advanced Integration Technology LP, and on the board of trustees of Horizon House.

Mr. George brings extensive financial, accounting and operational experience in public, private and private-equity-backed diversified industrial businesses, including as the Chief Financial Officer of a publicly traded corporation.

Cynthia P. Moehring (age 57)

Director since October 2020

Founder and Executive Chair of the Business Integrity Leadership Initiative of the University of Arkansas—Sam M. Walton College of Business since November 2019, and Founder and Principal of CP Moehring Advisory, LLC, a leadership, strategic planning, governance and risk management consulting firm, since September 2019. Previously, Ms. Moehring served as Senior Vice President, US Chief Ethics and Compliance Officer of Walmart, Inc. from March 2015 to June 2019, and during her 20-year career at Walmart held various senior roles including Senior Vice President—Global Chief Ethics Officer, Vice President—Chief Ethics Officer, and Associate General Counsel. Ms. Moehring currently serves on the board of advisors of Ethena, Inc. and Vigilance Risk Solutions Inc. d/b/a CommSafe AI.

Ms. Moehring brings to the Board broad experience in many areas, including more than thirty years of public and private company experience in leadership, strategic planning, legal, ethics, compliance, corporate governance, mergers and acquisitions, corporate finance, diversity, equity and inclusion, and sustainability.

J. Pieter Sikkel (age 59)

Director since August 2020

President and Chief Executive Officer of the Company commencing in August 2020. Mr. Sikkel has served as President and Chief Executive Officer of Old Pyxus from March 1, 2013, having previously served as President of Old Pyxus from December 14, 2010 through February 28, 2013, as Executive Vice President – Business Strategy and Relationship Management of Old Pyxus from April 2007 through December 13, 2010, and as Regional Director of Asia of Old Pyxus from May 2005 until April 2007. Employed by Standard Commercial from January 1983 until May 2005, serving as Regional Director of Asia from March 1999 until May 2005, Country Manager of China from June 1991 until March 1999, and prior thereto in various positions in South Korea, the Philippines and Thailand. Mr. Sikkel served as a director of the Company’s predecessor, Old Holdco, Inc., which was formerly known as Pyxus International, Inc. (“Old Pyxus”) from 2011 through the August 24, 2020, when Old Pyxus ceased to be a public reporting company. On June 15, 2020, Old Pyxus and certain of its subsidiaries filed voluntary petitions (the “Chapter 11 Cases”) under Chapter 11 of the United States Bankruptcy Code to implement a prepackaged Chapter 11 plan of reorganization to effectuate a financial restructuring (the “Restructuring”). The plan of reorganization (the “Plan of Reorganization”) confirmed in the Chapter 11 Cases became effective on August 24, 2020 (the “Effective Date”) and pursuant to which the business, assets and operations of Old Pyxus were vested in the Company.

Mr. Sikkel, as the Company’s President and Chief Executive Officer, provides our Board with specific knowledge of our businesses, our people, our challenges and our prospects based on his active involvement in and deep understanding of our company’s operations and markets, as well insights into the leaf tobacco business developed over his 39-year career with the Company and its predecessors.

Richard J.C. Topping (age 60)

Director since October 2020

Retired since June 2018. Vice President – Global Leaf Sourcing—Global Supply Chain/Global Leaf of Japan Tobacco International S.A., a manufacturer of consumer tobacco products, from July 2016 through June 2018. Prior thereto, Mr. Topping held various senior roles at Japan Tobacco International and predecessor companies, including Vice President—Global Leaf Sourcing, Vice President—Global Leaf Commercial, Vice President – Global Leaf Procurement – Leaf Supply Strategy, and General Manager – Leaf for Gallaher UK PLC from March 2004 through September 2007.

Mr. Topping’s four decades of experience in the tobacco industry, including in a variety of global leadership positions throughout the supply chain, provides the Board with valuable insights into the tobacco industry from both the leaf merchant and cigarette manufacturer perspective, including with respect to leaf sourcing and procurement strategies, logistics, operations and sales throughout North and South America, Europe, Asia and Africa.

Board Committees and Membership

The Board has the following standing committees: Audit Committee, Compensation Committee and ESGN Committee. Each of these committees operates under a charter approved by the Board. Such charters, containing descriptions of the committees’ responsibilities, are available on our website, www.pyxus.com. The following table indicates the current membership of, and number of meetings held during fiscal year 2023 by, each standing committee of the Board.

Committee Membership
	Audit Committee	Compensation Committee	ESGN Committee
Mr. Alphin			X
Mr. Ashton	X	X
Mr. Bartels	X	Chair
Mr. George	Chair
Ms. Moehring		X	Chair
Mr. Sikkel
Mr. Topping		X	X
No. of Meetings	8	5	6

All members of the Audit Committee, the Compensation Committee and the ESGN Committee are nonemployee directors. Because the Company’s common stock is not listed for trading on a national securities exchange or an inter-dealer quotation system that has requirements for the independence of directors, members of the Audit Committee, Compensation Committee and the ESGN Committee are not required to be independent directors. Mr. Ashton and Mr. Bartels, who the Board of Directors has not determined to be independent using the definition under the rules of the New York Stock Exchange, serve on the Audit Committee and the Compensation Committee. The Company’s Amended and Restated Articles of Incorporation provide that the membership of committees of the Board of Directors of the Company include a Glendon Director and a Monarch Director if requested by the Glendon Investor and the Monarch Investor, respectively. The Board believes that Mr. Ashton and Mr. Bartels’ service on these committees is appropriate in light of the provisions of the Company’s Amended and Restated Articles of Incorporation.

The Audit Committee currently consists of Mr. George (Chair), Mr. Ashton and Mr. Bartels. This committee’s principal responsibilities include overseeing accounting policies, auditing and reporting practices; selecting, overseeing, evaluating, compensating and replacing independent auditors; overseeing the internal audit function; evaluating the adequacy and effectiveness of internal controls and risk management policies; overseeing compliance with legal and regulatory requirements; providing for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters; and preparing a committee report for inclusion in the annual proxy statement.

The Board has determined that each member of the Audit Committee is financially literate as that term is interpreted by the Board in its business judgment. The Board has further determined that Mr. George and Mr. Bartels each meet the requirements of an audit committee financial expert, as that term is defined by the SEC in Item 407 of Regulation S-K.

The Compensation Committee currently consists of Mr. Bartels (Chair), Mr. Ashton, Ms. Moehring and Mr. Topping. This committee’s principal responsibilities include annually reviewing and approving corporate goals and objectives relevant to CEO compensation; evaluating the CEO’s performance in light of established goals and objectives; recommending to the Board, for determination and approval by the Board, the CEO’s compensation level based on such evaluation; evaluating and approving total compensation, compensation plans, policies and programs for the Company’s other officers and key executives; reviewing non-employee director compensation in relation to peer group and competitors and recommending to the Board any changes in the remuneration of directors; and administering the Company’s compensation plans, including equity compensation plans, as designated by the Board.

Under its charter, the Compensation Committee is responsible for selecting and retaining its advisors. The Compensation Committee retained Willis Towers Watson until February 22, 2023 and Lyons, Benenson & Company Inc. beginning February 23, 2023 (collectively, the “Consultants”), as its independent third-party advisors to provide advice, research, evaluation and design services related to executive compensation and advice, research, evaluation and design services related to Board of Directors’ compensation. During the fiscal year ended March 31, 2023, neither of the Consultants provided services to the Company other than the executive compensation and board compensation consulting services. The Consultants reported directly to the Compensation Committee. In addition, the Company’s Chief Executive Officer makes recommendations to the Compensation Committee for the base salary and incentive compensation opportunities of the Company’s executive officers other than himself.

The ESGN Committee currently consists of Ms. Moehring (Chair), Mr. Alphin and Mr. Topping. This committee’s principal responsibilities include monitoring the Company’s strategy regarding, and management of, issues relating to good corporate citizenship, environmental sustainability, human rights and labor practices, health and safety and other emerging social issues (collectively, “Corporate Social Responsibility Issues”); reviewing global regulatory and public policy issues affecting the Company and the Company’s positions thereon; monitoring the Company’s relationships with key stakeholders; monitoring plans for the production, and review, of the Company’s Sustainability Report and related issue-specific reports; reviewing the Company’s progress against key sustainability goals, targets and commitments; reviewing and making recommendations to the Board regarding shareholder proposals relating to Corporate Social Responsibility Issues; reviewing and recommending to the Board Corporate Governance Guidelines; analyzing the structure, size and composition of the Board; developing and monitoring director selection criteria; identifying, recruiting, evaluating and recommending to the Board qualified nominees for election to the Board of Directors; recommending to the Board directors to serve as Chairman, Lead Independent Director, committee chairs and committee members; periodically reviewing the independence of directors and the conduct of meetings of the Board and its committees; overseeing the adoption and periodic review of committee charters; providing for Board and committee self-evaluations; reporting to the Board its conclusions regarding the Board’s effectiveness and performance; and reporting to the Board on the executive development and succession programs of executive and operational officers.

Director Qualifications

The Company’s Corporate Governance Guidelines provides that the Board seeks members having diverse professional backgrounds who combine a broad spectrum of experience and expertise and possess a reputation for the highest personal and professional ethics, integrity, and values. The ESGN Committee is responsible for identifying specific skills and characteristics that may be sought in light of the current make-up of the Board and its anticipated needs going forward. Factors that the ESGN Committee may consider are: international business experience; the ability to actively participate in and contribute to the deliberations of the Board; the capacity and desire to represent the balanced, best interests of the shareholders; the ability to exercise independent judgment and decision making; the time available to devote to the responsibilities of a director; and the Board’s appropriate diversity of background, personal and professional experience, gender and ethnicity. The Board believes that continuity of knowledge of the Company and experience gained through service on the Board are important to a director’s service on the Board. Determination of whether an individual meets these qualifications is made in the business judgment of the ESGN Committee and the Board.

The Company believes that the Board meets the foregoing criteria and that, additionally, its members as a whole encompass a range of talent, skill, diversity and expertise enabling it to provide sound guidance with respect to the Company’s operations and interests. Potential candidates for membership on the Company’s Board are reviewed in the context of the current composition of the Board and the evolving needs of the Company.

The Board believes that each of the nominees has certain key attributes that are important to an effective board: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of background, experience and thought; and the commitment to devote significant time and energy to service on the Board and its committees. Consideration of the specific experiences, qualifications and skills of the directors as listed in their biographies above, as well as the common attributes listed in this paragraph, led to the conclusion that each of the nominees and continuing directors should serve as a director of the Company.

Board Diversity

The Company’s Corporate Governance Guidelines provide that diversity of gender and ethnicity are factors that the ESGN Committee may consider in recommending nominees for election to the Board. By the inclusion of these provisions to the Corporate Governance Guidelines, the Board encourages consideration of these factors, but does not anticipate that consideration of such matters of diversity would, of itself, result in the displacement of qualified incumbent directors. Instead, the Board anticipates that these factors have the most impact in the evaluation of new candidates joining the Board. The Board believes that Ms. Moehring contributes to the Board’s diversity on the basis of gender.

Independence

The Board has determined that each of the nominees is independent, as that term is defined under the rules of the New York Stock Exchange, other than Mr. Sikkel, Mr. Ashton and Mr. Bartels.

Board Meetings

Pyxus’s non-management directors meet regularly in executive session. In accordance with Pyxus’s Corporate Governance Guidelines, the Lead Independent Director presides at executive sessions of non-management directors. Robert D. George currently serves as Lead Independent Director.

In the fiscal year ended March 31, 2023, there were nine meetings of the Company’s Board of Directors, and no director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the committees on which he or she served during his or her term of service. All of the current directors then in office virtually attended the 2022 annual meeting of shareholders.

Compensation of Directors

Directors who are employees of the Company are not compensated for their services as director. The following table represents the fiscal year 2023 compensation for all individuals who served as directors of the Company other than Mr. Sikkel. Each of Patrick B. Fallon, Carl L. Hausmann and Holly Kim served as directors of the Company for a portion of the fiscal year. Compensation information for Mr. Sikkel is disclosed herein under the section entitled “Executive Compensation—Summary Compensation Table.”

Pyxus International, Inc. Director Compensation
Name	Fees Earned or Paid in Cash (3)	Stock Awards (4)	Total
John S. Alphin (1)	$25,347	$2,154	$27,501
Jamie J. Ashton (1)(2)	$117,061	$—	$117,061
Patrick J. Bartels, Jr. (1)	$30,417	$2,154	$32,571
Patrick B. Fallon (1)(2)	$181,644	$—	$181,644
Robert D. George (1)	$142,500	$5,072	$147,572
Carl L. Hausmann (1)	$38,315	$—	$38,315
Holly Kim (1)(2)	$111,671	$—	$111,671
Cynthia P. Moehring (1)	$125,000	$5,072	$130,072
Richard J.C. Topping (1)	$117,500	$5,072	$122,572

(1)

Non-employee directors received fees, paid quarterly (prorated for periods of partial service), based on the following annual retainer schedule for the first two quarters of the fiscal year ended March 31, 2023 for service on the Board and the standing committees:

Type of Service	Annual Retainer
Board Member		$100,000
Audit Committee Chair	+$	35,000

Non-employee directors received fees, paid quarterly, based on the following annual retainer schedule for the final two quarters of the fiscal year ended March 31, 2023 for service on the Board and the standing committees:

Type of Service	Annual Retainer
Board Member		$115,000
Audit Committee Chair	+$	35,000
Other Committee Chair	+$	25,000
Committee Member (Non-Chair)	+$	10,000

(2)

Fees earned by Mr. Ashton and Ms. Kim were, at their respective request, paid directly to Glendon Capital Management LP, and the fees earned by Mr. Fallon were, at his request, paid directly to Monarch Alternative Capital LP.

(3)

Commencing in August 2021, in lieu of awarding equity grants to non-employee directors who are employed by Glendon Capital Management LP or Monarch Alternative Capital LP, such directors received an annual cash compensation award of $100,000 upon election as a director, with the award to vest subject to their continued service as a director through the date of the next succeeding annual meeting of shareholders (with the amount prorated for the period of service during a portion of that period) and subject to the exchange-listing condition described below. Effective December 22, 2022, the Board of Directors adopted a new policy providing for the annual cash compensation award to such directors be $125,000, subject to the same vesting conditions. The vesting of these awards is subject to the condition that the Company’s common stock be listed for trading on a national securities exchange or an approved foreign securities exchange by a specified date. That condition had not been satisfied as of the date of this proxy statement. The amounts included above for Mr. Ashton, Mr. Fallon and Ms. Kim reflect the prorated portion of such awards during the fiscal year ended March 31, 2023 to the extent of their respective service as directors during the fiscal year. The following table sets forth, for each of these directors, the amount of cash compensation paid in the fiscal year and the amount of cash compensation earned in the fiscal year, with payment subject to satisfaction of the exchange-listing condition.

Name	Cash Compensation Paid	Cash Compensation Earned Subject to Listing Condition
Jamie J. Ashton	$60,897	$56,164
Patrick B. Fallon	$95,000	$90,822
Holly Kim	$56,603	$55,068

(4)

In 2021, the Board of Directors adopted a policy for the awarding of annual equity grants to each non-employee director (other than Mr. Fallon and Ms. Kim, and, upon his election as a director, Mr. Ashton), equating to $100,000 in value (rounded to the nearest ten shares) to be provided in the form of restricted stock units with valuation at the time of the grant to be determined in good faith by resolution of the Compensation Committee using any reasonable method, and prorated for partial periods. Consistent with this policy, in August 2022 such directors were awarded restricted stock units (prorated for their respective period of service) using a per share price of $10.80, to vest subject to their continued service as directors through the date of the 2023 annual meeting of shareholders and subject to the exchange-listing condition described below. Effective December 22, 2022, the Board of Directors adopted a new policy for awarding annual equity grants to each non-employee director equating to $125,000 in value, with valuation for grants to be made in subsequent fiscal years to be determined by a third party to be engaged by the Compensation Committee. With the new policy, such directors were awarded additional restricted stock units equating to $25,000 in value (prorated for their respective period of service) based on the per share price of $10.80 used in valuing awards made in August 2022 and with the same vesting provisions as the awards granted in August 2022. Consistent with the new policy, Mr. Alphin and Mr. Bartels were awarded restricted stock units equating to $125,000, prorated for their respective period of service, based on a per share price of $10.80 with the same vesting provisions as the awards grants to the other non-employee directors in August, 2022. Awards granted in fiscal year 2023 are payable in shares of the Company’s common stock. The vesting of these awards is subject to the condition that the Company’s common stock be listed for trading on a national securities exchange or an approved foreign securities exchange by a specified date. That condition had not been satisfied as of the date of this proxy statement. The amounts presented are the “grant date fair value” of these awards under FASB ASC Topic 718 for financial reporting purposes, except that the reported value does not reflect any adjustments for risk of forfeiture.

OWNERSHIP OF EQUITY SECURITIES

Stock Ownership of Management

The following table provides information as of May 1, 2023, with respect to the direct and indirect ownership of common stock by (1) each director; (2) each of the Company’s named executive officers; and (3) all directors and executive officers of the Company as a group. On May 1, 2023, there were 24,999,947 shares of Pyxus common stock outstanding.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
John S. Alphin	—	—
Jamie J. Ashton (1)	—	—
Patrick J. Bartels, Jr.	—	—
Robert D. George	—	—
Flavia B. Landsberg	—	—
Cynthia P. Moehring	—	—
William L. O’Quinn, Jr.	—	—
J. Pieter Sikkel	—	—
Richard J.C. Topping	—	—
Executive Officers and Directors as a Group (11 people total)	—	—

Policies Prohibiting Hedging and Pledging Activities

The Company has adopted policies prohibiting directors and executive officers from engaging in any hedging or monetization transactions with respect to the Company’s securities, including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in the Company’s securities. In addition, the Company has adopted policies prohibiting directors and executive officers from pledging any Company stock, including without limitation, through the holding of the Company’s securities in margin accounts.

Stock Ownership of Certain Beneficial Owners

The following table sets forth the only persons known to the Company to be the beneficial owner of more than five percent of the outstanding shares of common stock of the Company as of the dates set forth in the footnotes to the table.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class(1)
Glendon Capital Management, L.P., et al. (2) 2425 Olympic Blvd., Suite 500E Santa Monica, California 90404	7,938,703	31.8%
Monarch Alternative Capital LP, et al. (3) 535 Madison Avenue New York, New York 10022	6,125,071	24.5%
Owl Creek Asset Management, L.P., et al. (4) 640 Fifth Avenue, 20th Floor New York, New York 10019	2,297,324	9.2%
CI Investments Inc. (5) 15 York Street, Second Floor Toronto, Ontario, Canada M5J 0A3	1,450,705	5.8%

(1)	All percentages are based on 24,999,947 shares of our common stock outstanding on May 1, 2023.
(2)

Based solely on a Schedule 13D/A jointly filed by Glendon Capital Management, L.P. (“GCM”), Holly Kim Olson, Glendon Opportunities Fund, L.P. (“G1”) and Glendon Opportunities Fund II, L.P. (“G2”) have reported beneficial ownership as of December 27, 2022 and have indicated that GCM has the power to direct the voting and disposition of the shares of the Company’s common stock held directly by G1, G2, and certain other advisory clients of GCM that hold less than five percent of the outstanding shares of the Company’s common stock, that the business address of G1 is Maples Corporate Services Limited, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and the business address of G2 is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Rd, George Town, Grand Cayman, KY1-9008, Cayman Islands, that GCM has the sole power to vote and the sole power to dispose or direct the disposition of 7,938,703 shares, that G1 has the sole power to vote and the sole power to dispose or direct the disposition of 3,527,847 shares, and that G2 has the sole power to vote and the sole power to dispose or direct the disposition of 3,332,479 shares.

(3)

Based solely on a Schedule 13D/A jointly filed by Monarch Alternative Capital LP (“MAC”), MDRA GP LP (“MDRA GP”) and Monarch GP LLC (“Monarch GP”) on January 23, 2023 reporting beneficial ownership as of January 18, 2023 and a Form 4 jointly filed by MAC, MDRA GP and Monarch GP on February 23, 2023. Such Form 4 reports that MAC is an investment advisor to certain funds (such funds collectively, the “Monarch Funds”), with respect to the shares of the Company’s common stock beneficially owned by it by virtue of the authority granted to it by the Monarch Funds to vote and dispose of the securities held by such Monarch Funds; that MDRA GP is the general partner of MAC, that Monarch GP is the general partner of MDRA GP, and that each of MAC, MDRA GP and Monarch GP share the power to vote and the power to dispose of such shares. Such Form 4 lists the Monarch Funds and the shares of our common stock beneficially owned by each as follows: Monarch Debt Recovery Master Fund Ltd, 2,985,982 shares; Monarch Capital Master Partners V LP, 265,261 shares; Monarch Capital Master Partners IV LP, 1,897,178 shares; and Monarch Special Opportunities Master Fund Ltd, 976,650 shares.

(4)

Based solely on a Schedule 13G/A jointly filed by Owl Creek Asset Management, L.P. (the “Owl Creek Investment Manager”) and Jeffrey A. Altman on February 10, 2022 reporting beneficial ownership as of December 31, 2021. Such Schedule 13G reports that it was filed by Owl Creek Investment Manager to report beneficial ownership of shares of the Company’s common stock directly held by certain funds for which Owl Creek Investment Manager serves as the investment manager, and by Mr. Altman as managing member of the general partner of the Owl Creek Investment Manager. Such Schedule 13G/A further reports that each of Owl Creek Investment Manager and Jeffrey A. Altman have shared voting and shared dispositive power over all such shares.

(5)

Based solely on a Schedule 13G/A filed by CI Investments Inc. on February 14, 2023 reporting beneficial ownership as of December  31, 2022. CI Investments Inc. reported sole voting and sole dispositive power over all such shares.

Delinquent Section 16(a) Reports

Based on a review of Section 16(a) reports filed with the SEC for the fiscal year ended March 31, 2023, all reports for the Company’s executive officers and directors that were required to be filed under Section 16(a) of the Securities Exchange Act of 1934 were filed on a timely basis, except that each of John S. Alphin and Patrick J. Bartels, Jr. filed one Form 4 that reported an award by the Company of restricted stock units upon his election as a director that was not reported on a timely basis.

RELATED PARTY TRANSACTIONS

Instruments Issued in the Chapter 11 Cases

Pursuant to the Plan of Reorganization in the Chapter 11 Cases, on the Effective Date, and in settlement of claims with respect to Old Pyxus, the Glendon Investor, the Monarch Investor, funds managed by Owl Creek Investment Management, L.P. and similarly situated investors received instruments evidencing term loans (the “Exit Term Loans”) issued by the Company’s subsidiary, Pyxus Holdings, Inc. (“Pyxus Holdings”) under the Term Loan Credit Agreement, dated as of August 24, 2020 (the “Exit Term Loan Credit Agreement”) by and among, amongst others, Pyxus Holdings, certain lenders party thereto and Alter Domus (US) LLC, as administrative agent and collateral agent, and 10.00% Senior Secured First Lien Notes due 2024 (the “2024 Notes”) issued by Pyxus Holdings pursuant to an Indenture (the “2024 Notes Indenture”) dated as of the Effective Date among Pyxus Holdings, the initial guarantors party thereto, and Wilmington Trust, National Association, as trustee, and collateral agent. The Exit Term Loans accrued interest at an annual rate equal to LIBOR plus 800 basis points or 700 basis points above base rate, as applicable, and, in addition to the cash interest payments, from and after the first anniversary of the Effective Date, the Term Loans accrued “payment in kind” (PIK) interest in an annual rate equal to 100 basis points, which rate increased by an additional 100 basis points on August 24, 2022 and was further scheduled to increase by an additional 100 basis points each of the third and fourth anniversaries of the Effective Date. The Exit Term Loans were stated to mature on February 24, 2025. With respect to base rate loans, accrued interest was payable monthly in arrears on the last business day of each calendar month and, with respect to LIBOR loans, accrued interest was payable monthly and on the last day of any applicable interest period. The 2024 Notes accrue interest at a rate of 10.00% per year, payable semi-annually in arrears in cash on February 15 and August 15.

The Exit Term Loans were exchanged upon consummation of the DDTL Facility Exchange and the Exit Facility Exchange (as described below) on February 6, 2023.

DDTL Facility and Term Loans

On April 23, 2021, Intabex Netherlands B.V. (“Intabex”), an indirect wholly owned subsidiary of Pyxus, entered into a Term Loan Credit Agreement (the “Initial DDTL Credit Agreement”), dated as of April 23, 2021 (the “DDTL Closing Date”), by and among (i) Intabex, as borrower, (ii) the Company, and its subsidiaries, Pyxus Parent, Inc. “Pyxus Parent”), Pyxus Holdings, Alliance One International, LLC, Alliance One International Holdings, Ltd, as guarantors (collectively, the “Parent Guarantors”), (iii) certain funds managed by Glendon Capital Management LP and Monarch Alternative Capital LP, as lenders (collectively and together with any assignees, the “Lenders”), and (iv) Alter Domus (US) LLC, as administrative agent and collateral agent (the “DDTL Agent”). The Initial DDTL Credit Agreement established a $120.0 million delayed-draw term loan credit facility (the “Initial DDTL Facility”) permitting borrowings by Intabex in up to four (4) draws on or prior to June 30, 2021 (the “Initial DDTL Loans”). Borrowings for the full amount of the DDTL Facility were made prior to the expiration of the commitment on June 30, 2021. The proceeds of the Initial DDTL Loans were to be used to provide ongoing working capital and for other general corporate purposes of Intabex, the Guarantors (as defined below) and their subsidiaries. Subsequent to the borrowing of the Initial DDTL Loans, one or more funds managed by the Owl Creek Investment Manager acquired an interest in the Initial DDTL Loans from one or more of the other Lenders. Amounts prepaid or repaid in respect of Initial DDTL Loans were not permitted to be reborrowed under the Initial DDTL Credit Agreement. The Initial DDTL Loans were stated to mature on July 31, 2022.

Interest on the aggregate principal amount of outstanding Initial DDTL Loans accrued at an annual rate of LIBOR plus 9.00%, subject to a LIBOR floor of 1.50%, for LIBOR loans or, for loans that are not LIBOR loans, at an annual rate of an alternative base rate (as specified in the Initial DDTL Credit Agreement) plus 8.00%. Pursuant to the Initial DDTL Credit Agreement, the Lenders received a non-refundable commitment fee equal to 2.00% of the aggregate commitments under the Initial DDTL Credit Agreement, paid in cash in full on the DDTL Closing Date and netted from the proceeds of the Initial DDTL Loans borrowed on the DDTL Closing Date. The Initial DDTL Credit Agreement provided for the payment by Intabex to the Lenders of a non-refundable exit fee (the “Exit Fee”) in the amounts set forth in the table below in respect of any Initial DDTL Loans repaid (whether prepaid voluntarily or paid following acceleration or at maturity). The Exit Fee was deemed to have been earned on the DDTL Closing Date, and was due and payable in cash on each date of repayment or termination, as applicable, in respect of the Initial DDTL Loans or commitments repaid or terminated on such date, as applicable.

Loan Repayment/Commitment Termination Date	Exit Fee
On or before September 30, 2021	1.00%
After September 30, 2021 and on or before December 31, 2021	2.50%
After December 31, 2021 and on or before March 31, 2022	3.50%
After March 31, 2022	5.00%

The obligations of Intabex under the Credit Agreement (and certain related obligations) were guaranteed by the Parent Guarantors and Alliance One International Tabak B.V., an indirect subsidiary of the Company, and each of the Company’s domestic and foreign subsidiaries that is or becomes a guarantor of borrowings under the Exit Term Loan Credit Agreement (the “Exit Term Loan Credit Agreement”) dated as of August 24, 2020 among Pyxus Holdings, Inc., as borrower, the Company, Pyxus Parent, Inc., the lenders party thereto and Alter Domus (US) LLC, as administrative agent (which subsidiaries are referred to collectively, together with the Parent Guarantors, as the “Guarantors”). In addition, the obligations of Intabex under the Credit Agreement (and certain related obligations), are secured by the pledge of all of the outstanding equity interests of Alliance One Brasil Exportadora de Tabacos Ltda. (“AO Brazil”), which principally operates the Company’s leaf tobacco operations in Brazil, and Alliance One International Tabak B.V., which owns a 0.001% interest of AO Brazil.

On June 2, 2022, Intabex, the Company, the Guarantors, the Lenders and the DDTL Agent entered into an Amendment and Restatement Agreement dated as of June 2, 2022 to amend and restate the Credit Agreement as set forth in the form of an Amended and Restated Term Loan Credit Agreement (the “DDTL Credit Agreement”), appended to thereto, among (i) Intabex, as borrower, (ii) the Company and the Guarantors, (iii) the Lenders and any other lender that becomes a party thereto (collectively, the “DDTL Term Loan Lenders”), and (iv) the DDTL Agent, as administrative agent and collateral agent. The DDTL Credit Agreement established a $100.0 million term loan credit facility (the “DDTL Term Loan Facility”) and required that Intabex use the net proceeds of the loans made thereunder (the “DDTL Term Loans”) and other funds to repay in full its obligations under the Initial DDTL Credit Agreement, including the outstanding principal of, and accrued and unpaid interest on, the Initial DDTL Loans and the payment of fees and expenses incurred in connection with repaying the Initial DDTL Loans and incurring the DDTL Term Loans under the DDTL Credit Agreement. The DDTL Credit Agreement provided for a 2.0% fee due with respect to any principal payment made after the one-year anniversary of the incurrence of the DDTL Term Loans, including a payment made at maturity. The DDTL Credit Agreement further provided that amounts of principal that were prepaid may not be reborrowed under the DDTL Term Loan Facility. Interest on the outstanding principal amount of the DDTL Term Loans accrued at an annual rate of SOFR plus 7.5%, subject to a SOFR floor of 1.0%, for “SOFR loans” or, for loans that are not SOFR loans, at an annual rate of an alternate base rate (as specified in the DDTL Credit Agreement and subject to a specified floor) plus 6.5%. Pursuant to the DDTL Credit Agreement, the DDTL Term Loan Lenders received a non-refundable commitment fee equal to 3.0% of the aggregate commitments under the DDTL Term Loan Facility and a closing fee equal to 1.0% of the aggregate commitments under the DDTL Term Loan Facility, as original issue discount. Under the DDTL Credit Agreement, the obligations of Intabex under the DDTL Credit Agreement (and certain related obligations) continued to be guaranteed and secured by the same guarantors of, and the same collateral securing, Intabex’s obligations under the Initial DDTL Credit Agreement. The DDTL Term Loans were stated to mature on December 2, 2023.

In connection with the effectiveness of the DDTL Credit Agreement on July 28, 2022, in addition to the deemed repayment of the Initial DDTL Loans, funds managed by Glendon Capital Management LP, Monarch Alternative Capital LP and Owl Creek Investment Management L.P. (the “Investor-Affiliated Funds”) received approximately

$5.1 million of the aggregate approximately $5.3 million in exit fee payments from the repayment of the principal amount under the Initial DDTL Facility. In addition, the Investor-Affiliated Funds received in the aggregate $3.9 million of the total $4.0 million in commitment and closing fees with respect to the DDTL Credit Agreement, which were reflected as original issue discount, paid to all DDTL Facility Lenders, in connection with the aggregate $97.5 million principal amount of the DDTL Term Loans made by them of the total $100.0 million aggregate principal amount of the DDTL Term Loans made by all DDTL Term Loan Lenders.

The DDTL Term Loans were exchanged upon consummation of the DDTL Facility Exchange on February 6, 2023. The aggregated commitments of the respective funds managed by Glendon Capital Management LP, Monarch Alternative Capital LP and Owl Creek Investment Management L.P. to make DDTL Term Loans as Term Loan Lenders under the DDTL Credit Agreement were approximately $42.9 million, $42.9 million and $11.7 million, respectively.

Support Agreement and Debt Exchange Transactions

The Company, Pyxus Parent and Pyxus Holdings (collectively, the “Holding Companies”) entered into a Support and Exchange Agreement, effective as of December 27, 2022 (as amended, including by joinders thereto, the “Support Agreement”), with a group of creditors, including Glendon Capital Management LP, Monarch Alternative Capital LP, Nut Tree Capital Management, L.P., Intermarket Corporation and Owl Creek Asset Management, L.P. on behalf of certain funds managed by them and/or certain of their advisory clients, as applicable (collectively, the “Supporting Holders”), holding in aggregate approximately 99.7% of the aggregate principal amount of the DDTL Term Loans then outstanding under the DDTL Credit Agreement, approximately 68.1% of the aggregate principal amount of the Exit Term Loans then outstanding under the Exit Term Loan Credit Agreement, and approximately 64.1% of the aggregate principal amount of the 2024 Notes then outstanding under the 2024 Notes Indenture.

Pursuant to the Support Agreement, the Supporting Holders agreed to participate in a set of exchange transactions to be commenced by the Holding Companies (collectively, the “Exchange Transactions”) that included, among other things:

•

Each holder of the DDTL Term Loans being offered the opportunity to exchange (the “DDTL Facility Exchange”) all of its DDTL Term Loans for (i) an equal principal amount of new senior secured term loans due December 31, 2027 with Pyxus Holdings as the borrower (the “New Intabex Loans”) and (ii) additional New Intabex Loans in a principal amount equal to 2% of the principal amount of such holder’s exchanged DDTL Term Loans on account of the exit fee that would be payable under certain circumstances on the repayment of the DDTL Term Loans;

•

Each holder of the Exit Term Loans being offered the opportunity to exchange (the “Exit Loan Exchange”) (i) 40% of its Exit Term Loans for an equal principal amount of New Intabex Loans and (ii) 60% of its Exit Term Loans for an equal principal amount of new senior secured term loans due December 31, 2027 with Pyxus Holdings as the borrower (the “New Pyxus Loans” and, together with the New Intabex Loans, the “New Term Loans); and

•

Eligible holders of the 2024 Notes being offered the opportunity to exchange (the “Notes Exchange”) any and all of their 2024 Notes for an equal principal amount of new 8.50% Senior Secured Notes due December 31, 2027 (the “New Notes” and, together with the New Term Loans, the “New Secured Debt”) to be issued pursuant to an exchange offer to be conducted by Pyxus Holdings.

The Support Agreement provided that in order to participate in any Exchange Transaction, participating creditors must participate in all Exchange Transactions with respect to all 2024 Notes, Exit Term Loans and DDTL Term Loans held by them (subject to certain terms, conditions and limitations set forth therein). Though not parties to the Support Agreement, funds managed by CI Investments Inc. (“CI Investments”) participated in the Exchange Transactions with respect to all 2024 Notes, Exit Term Loans and DDTL Term Loans held by them. Pursuant to the Support Agreement, the Holding Companies paid an aggregate of approximately $1.6 million to the Supporting Holders as reimbursement for out-of-pocket expenses incurred by them in connection with the preparation of the Support Agreement and the consummation of the transactions contemplated thereby, of which an aggregate of approximately $910,000 related to expenses incurred by the Investor-Affiliated Funds.

Pursuant to the DDTL Facility Exchange, which was accepted by holders of 100% of the then outstanding DDTL Term Loans, and the Exit Facility Exchange, which was accepted by holders of 100% of the then outstanding Exit Term Loans, on February 6, 2023, Pyxus Holdings entered into the Intabex Term Loan Credit Agreement, dated as of February 6, 2023 (the “Intabex Term Loan Credit Agreement”), by and among, Pyxus Holdings, the guarantors party thereto, the lenders party thereto and Alter Domus (US) LLC (“Alter Domus”), as administrative agent and senior collateral agent. The Intabex Term Loan Credit Agreement established a term loan credit facility in an aggregate principal amount of approximately $189.0 million (the “Intabex Credit Facility”), under which term loans in the full aggregate principal amount of the Intabex Credit Facility (the “Intabex Term Loans”) were deemed made in exchange for (a) $100.0 million principal amount of the DDTL Term Loans outstanding under the DDTL Credit Agreement, plus an additional $2.0 million on account of the exit fee payable under the DDTL Credit Agreement and (b) approximately $87.0 million principal amount of Exit Term Loans, representing 40% of the outstanding principal amount thereof (plus the applicable accrued and unpaid PIK interest thereon). The Intabex Term Loans bear interest, at Pyxus Holdings’ option, at either (i) a term SOFR rate (subject to a floor of 1.50%) plus 8.00% per annum or (ii) an alternate base rate plus 7.00% per annum. The Intabex Term Loans are stated to mature on December 31, 2027.

Pursuant to the Exit Facility Exchange, on February 6, 2023, Pyxus Holdings entered into the Pyxus Term Loan Credit Agreement, dated as of February 6, 2023 (the “Pyxus Term Loan Credit Agreement”), by and among, Pyxus Holdings, the guarantors party thereto, the lenders party thereto and Alter Domus, as administrative agent and senior collateral agent, to establish a term loan credit facility in an aggregate principal amount of approximately $130.5 million (the “Pyxus Credit Facility”), under which term loans in the full aggregate principal amount of the Pyxus Credit Facility (the “Pyxus Term Loans” and, together with the Intabex Term Loans, the “New Term Loans”) were deemed made in exchange for 60% of the outstanding principal amount of Exit Term Loans (plus the applicable accrued and unpaid PIK interest thereon). The Pyxus Term Loans bear interest, at Pyxus Holdings’ option, at either (i) a term SOFR rate (subject to a floor of 1.50%) plus 8.00% per annum or (ii) an alternate base rate plus 7.00% per annum. The Pyxus Term Loans are stated to mature on December 31, 2027.

Pursuant to the Notes Exchange, which was accepted by holders of approximately 92.7% of the aggregate principal amount of the then outstanding 2024 Notes, on February 6, 2023, Pyxus Holdings issued approximately $260.5 million in aggregate principal amount of 8.50% Senior Secured Notes due December 31, 2027 (the “2027 Notes” and, together with the New Term Loans, the “New Secured Debt”) to the exchanging holders of the 2024 Notes for an equal principal amount of 2024 Notes. The 2027 Notes were issued pursuant to the Indenture, dated as of February 6, 2023 (the “2027 Notes Indenture”), among Pyxus Holdings, the guarantors party thereto, and Wilmington Trust, National Association, as trustee, and Alter Domus, as collateral agent. The 2027 Notes bear interest at a rate of 8.50% per annum, which interest is computed on the basis of a 360-day year comprised of twelve 30-day months. Interest accrues on the 2027 Notes from the date of issuance and is payable semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 2023. The 2027 Notes are stated to mature on December 31, 2027. The 2024 Notes Indenture provides that, at any time from time to time, Pyxus Holdings may redeem the 2027 Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of 2027 Notes to be redeemed, plus accrued and unpaid interest, if any, to, but not including, the redemption date.

Aggregate Interest

Interest expense accrued by the Company and its subsidiaries in the fiscal year ended March 31, 2023 with respect to the above-described debt instruments held by the Investor-Affiliated Funds and CI Investments was an aggregate of approximately $35.6 million, which includes an aggregate of $9.2 million of interest payments to the Investor-Affiliated Funds with respect to the DDTL Initial Loans and the DDTL Term Loans.

Disinterested Director Approvals

A representative of the Glendon Investor (Ms. Kim through October 19, 2022 and Mr. Ashton thereafter) and a representative of the Monarch Investor (Mr. Fallon) served as directors of Pyxus at the time the Company and its applicable subsidiaries entered into the DDTL Credit Agreement, the amendments thereto and the Support Agreement, effected borrowings under the DDTL Credit Agreement and commenced the DDTL Facility Exchange, the Exit Facility Exchange and the Notes Exchange. The DDTL Credit Agreement and its predecessor agreement and the amendments thereto, any and all borrowings thereunder and the related guaranty transactions, the Support Agreement, the DDTL Facility Exchange, the Exit Facility Exchange and the Notes Exchange, including the Intabex Term Loan Credit Agreement, the Intabex Term Loans, the Pyxus Term Loan Credit Agreement, the Pyxus Term Loans, the 2027 Notes and the 2027 Notes Indenture were approved, and determined to be on terms and conditions at least as favorable to the Company and its subsidiaries as could reasonably have been obtained in a comparable arm’s-length transaction with an unaffiliated party, by a majority of the disinterested members of the Board of Directors of Pyxus.

AUDIT MATTERS

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities the Audit Committee reviewed and discussed with management the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2023, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee including, but not limited to, the standards under Public Company Accounting Oversight Board Rule 3526, and the Audit Committee has discussed any items required to be communicated to it by the independent auditors in accordance with regulations promulgated by the Securities and Exchange Commission and the Public Company Accounting Oversight Board and standards established by the American Institute of Certified Public Accountants and the Independence Standards Board.

The Audit Committee has received from the independent auditors a letter describing any relationships with the Company that may bear on their independence and has discussed with the independent auditors the auditors’ independence from the Company and its management. As part of this process, the Audit Committee has reviewed the audit fees of the independent auditors. It has also reviewed non-audit services and fees to assure compliance with regulations prohibiting the independent auditors from performing specified services that might impair their independence as well as compliance with the Company’s and the Audit Committee’s policies. The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2023 for filing with the Securities and Exchange Commission.

Audit Committee:

Robert D. George, Chair

Jamie J. Ashton

Patrick J. Bartels, Jr.

Policy for Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by the independent auditors. These services include audit services, audit-related services, tax services and other services. During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval. In those instances the Audit Committee requires specific pre-approval before engagement.

The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The Chair of the Audit Committee must report on such pre-approvals at the next scheduled Audit Committee meeting.

Independent Auditors

Deloitte & Touche LLP (“Deloitte & Touche”), audited the Company’s accounts for the periods included in the fiscal year ended March 31, 2023 and for the fiscal year ended March 31, 2023; and, as more fully described below in Proposal Two, has been selected by the Audit Committee to serve as Pyxus’s independent auditors for the fiscal year ending March 31, 2024. Deloitte & Touche has served as the independent auditors of the Company (including its predecessor, Old Pyxus) since 2006.

Audit and Non-Audit Fees

Set forth below are the fees billed by Deloitte & Touche in connection with services rendered to the Company (including its predecessor, Old Pyxus, for periods prior to the Effective Date) during the fiscal years ended March 31, 2022 and March 31, 2023:

	FY2022	FY2023
Audit Fees(1)	$4,110,500	$3,861,907
Audit-Related Fees(2)	26,154	25,400
Tax Fees(3)	640,461	227,819
All Other Fees(4)	—	—

Total	$4,777,115	$4,115,126

(1)

Audit Fees. Audit Fees consist of professional services rendered in the audit of the Company’s annual financial statements, review of the Company’s quarterly financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, such as comfort letters, statutory audits, attest services, consents and assistance with reporting requirements.

(2)

Audit-Related Fees. Audit-Related Fees consist of assurance and related services performed by the independent auditor that are reasonably related to the performance of the audit or review of financial statements and may include, among others, employee benefit plan audits, due diligence related to mergers and acquisitions, internal control reviews and consultation regarding financial accounting and reporting standards.

(3)	Tax Fees. Tax Fees consist of services performed by the independent auditor for tax compliance, tax planning and tax advice.
(4)	All Other Fees. There were no fees billed or services rendered by Deloitte & Touche during fiscal years 2022 or 2023 other than those described above.

PROPOSAL TWO

RATIFICATION OF DELOITTE & TOUCHE AS INDEPENDENT AUDITORS

(Item 2 on the proxy card)

The Audit Committee has selected the firm of Deloitte & Touche to serve as the Company’s independent auditors for the fiscal year ending March 31, 2024, and has directed that management submit the selection of independent auditors to the shareholders for ratification at the 2023 annual meeting. Representatives of Deloitte & Touche are expected to virtually attend the shareholder meeting, will have an opportunity to make a statement if they so desire, and will also be available to respond to appropriate questions.

Shareholder ratification of the selection of Deloitte & Touche as the Company’s independent auditors is not required by the Company’s bylaws or otherwise. However, we are submitting the selection of Deloitte & Touche to the shareholders for ratification as a matter of good corporate practice. If the appointment of Deloitte & Touche is not ratified by the shareholders, the Audit Committee will reconsider whether or not to retain Deloitte & Touche. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 2024.

PROPOSAL THREE

ADVISORY VOTE ON THE

COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

(Item 3 on the proxy card)

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the Company is required to provide shareholders with the opportunity to cast an advisory vote on compensation to our Named Executive Officers as reported in this proxy statement (sometimes referred to as “say on pay”). Accordingly, the following resolution will be presented to the shareholders at the annual meeting:

“Resolved, that the shareholders hereby approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed, pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission, in the Company’s proxy statement for the 2023 annual meeting of shareholders.”

This advisory vote is nonbinding on the Company; however, the Board and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

The Board and the Compensation Committee believe that our executive compensation policies, procedures and decisions made with respect to our named executive officers are and have been reasonable and appropriate and the compensation paid or awarded to each of the named executive officers for the most recent fiscal year was reasonable and appropriate. Shareholders are encouraged to read the section entitled “Executive Compensation” in this proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE RESOLUTION APPROVING, ON AN ADVISORY BASIS, OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

The primary objectives of our compensation and benefit programs are:

•	to attract, motivate and retain qualified executive talent to provide strong, competitive leadership;

•	to align the interests of our executives with the interests of our shareholders;

•	to support a pay-for-performance culture which encourages and rewards the achievement of the Company’s strategic, financial and operating performance objectives; and

•	to maintain a cost-effective structure that is aligned with the interests of our shareholders.

Overview

The Board has charged the Compensation Committee with the responsibility for establishing and overseeing executive compensation for the Named Executive Officers (as defined below), other than Mr. Sikkel, our President and Chief Executive Officer. As part of this responsibility, the Compensation Committee, along with the other non-employee directors, also evaluates the performance of the President and Chief Executive Officer and determines his compensation based on such performance assessment as well as the Company’s compensation philosophy.

The Compensation Committee continues to work with its independent compensation consultant to design the executive compensation programs for the future.

For fiscal year 2023, the Compensation Committee approved the Annual Incentive Plan (the “AIP”), pursuant to which the Named Executive Officers (as defined below), the Company’s other executive officers and specified other key corporate and global divisional personnel were eligible for cash bonus awards. The purpose of the AIP is to encourage a high level of performance and commitment by executives and other key employees to achieve corporate financial and strategic objectives designed to lead to business growth and increased shareholder value. Annual incentives under the AIP are structured to provide for varying “Stretch” award opportunities expressed as a percentage of annual base salary with actual awards reflecting achievement of Company goals.

The fiscal year 2023 AIP performance goals are expressed as “threshold”, “target” and “stretch” objectives for the Named Executive Officers. “Threshold” is the minimum level of performance at which AIP awards begin to be earned. Achievement of the “target” goal is rewarded at 100% of the target bonus opportunity. Achievement at or above the “stretch” level results in 200% of target bonus opportunity. Performance between “threshold” and “target,” or “target” and “stretch” is interpolated. The Compensation Committee generally intends to set Company performance targets that are challenging yet provide executives with a reasonable opportunity to reach threshold, while requiring meaningful growth to reach target and substantial growth to reach stretch. The amount of growth required to reach stretch was developed within the context of the Company’s annual operating plan, and while difficult to achieve, was not in the Compensation Committee’s judgment considered to be so aggressive as to encourage participants in the AIP to take inappropriate risks that could threaten financial or operating stability.

For fiscal year 2023, the Committee established the goals and weightings of the business results component of the AIP as set forth in the table below, which also presents actual performance for each of these components.

Business Results Metric	Weighting	Threshold	Target	Stretch	Actual
		(dollars in thousands)
Adjusted EBITDA(1)	70%	$130,000	$160,000	$190,000	$168,732
Corporate Operational EBITDA(2)	30%	$61,911	$80,863	$99,160	$79,303

(1)

Adjusted EBITDA is calculated as the consolidated earnings before interest, taxes, depreciation and amortization, adjusted for certain non-cash and/or non-recurring items and is consistent with the presentation of adjusted EBITDA included in the Company’s quarterly earnings announcements with the further adjustment to add back the amount of annual incentive compensation expense.

(2)

Corporate Operational EBITDA is calculated as follows: (i) consolidated sales and other operating revenues minus (ii) consolidated cost of goods and services sold minus (iii) consolidated interest on working capital minus (iv) consolidated selling, general & administrative expense plus (v) consolidated depreciation and amortization expenses plus (vi) corporate selling, general and administrative expense.

The following table sets forth the percentage of the Named Executive Officers’ respective annual base salary set for the target bonus opportunity and the amount of bonus paid under the AIP for fiscal year 2023.

Named Executive Officer	Target Bonus Opportunity as a Percentage of Annual Base Salary	Actual AIP Bonus Paid
J. Pieter Sikkel	100%	$889,678
Flavia B. Landsberg	75%	$412,820
William L. O’Quinn, Jr.	75%	$322,194

During the fiscal year 2022, we made awards under the Company’s 2020 Incentive Plan (the “Incentive Plan”) to the Named Executive Officers and other executive officers and certain key employees of restricted stock units that, subject to continued employment, vest generally in equal annual installments over a period of approximately three years, subject to an additional vesting condition that the Company’s common stock be listed for trading on a national securities exchange or an approved foreign securities exchange by a specified date, and performance-based restricted stock units, with the amount of shares payable being based of satisfaction of performance criteria over a three-year measurement period ending March 31, 2024, with payouts at 50% of the target level upon satisfaction of threshold performance levels, 100% of the target level upon satisfaction of target performance levels and 150% of the target level upon performance equaling or exceeding the maximum performance levels, with payouts interpolated for performance between these levels. The performance-based restricted stock units are also subject to the same stock-listing vesting condition as the restricted stock units. That condition had not been satisfied as of the date of this proxy statement. No awards under the Incentive Plan were made to the Named Executive Officers in fiscal year 2023.

Summary Compensation Table

The following table reflects the compensation for the fiscal years ended March 31, 2023 and 2022 for the Chief Executive Officer and the two other most highly compensated executive officers in the fiscal year ended March 31, 2023 (the “Named Executive Officers”).

Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Nonequity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
J. Pieter Sikkel President, Chief Executive Officer	2023	746,750	—	—	889,678	—	101,875	1,738,303
	2022	725,000	150,000	895,680	—	—	79,750	1,850,430
Flavia B. Landsberg(5) Executive Vice President, Chief Financial Officer	2023	462,000	42,000	—	412,820	—	63,410	980,230
	2022	183,333	142,000	370,000	—	—	16,683	712,017
William L. O’Quinn, Jr. Senior Vice President, Chief Legal Officer and Secretary	2023	360,577	—	—	322,194	—	41,493	724,264
	2022	345,000	30,000	223,920	—	—	34,130	633,050

(1)

For fiscal year 2023, in November 2022, Ms. Landsberg received the second $42,000 installment of a signing bonus as provided in her employment agreement. For fiscal year 2022, the board of directors approved discretionary bonuses to Mr. Sikkel and Mr. O’Quinn, which were made based on the board of directors’ subjective determination after assessing each individual’s contributions during the year. In connection with the commencement of her employment in November 2021, Ms. Landsberg received a $42,000 installment of a signing bonus as provided in her employment agreement. Ms. Landsberg also received a $100,000 bonus for fiscal year 2022, which was based on the satisfaction of certain subjective individual performance objectives established pursuant to her employment agreement.

(2)

For fiscal year 2022, the award of restricted stock units and performance-based restricted stock awards granted in fiscal year 2022 are reflected in this column. The restricted stock units granted in fiscal year 2022 are eligible to vest, subject to continued employment, in equal annual increments on March 31, 2022, March 31, 2023 and March 31, 2024, with a further condition to vesting that the Company’s common stock become listed for trading on a national securities exchange or an approved foreign securities exchange within a specified period. The performance-based restricted stock units granted in fiscal year 2022 provide for the issuance of shares based of satisfaction of performance criteria over a three-year measurement period ending March 31, 2024, subject to continued employment, with payouts at 50% of the target level upon satisfaction of threshold performance levels, 100% of the target level upon satisfaction of target performance levels and 150% of the target level upon performance equaling or exceeding the maximum performance levels, with payouts interpolated for performance between these levels. The performance-based restricted stock units are also subject to the same stock-listing vesting condition as the restricted stock units. The amounts presented in the table assume the number of shares to be issued upon vesting of the performance-based restricted stock units based on the target level of performance. Assuming maximum payouts under the performance-based restricted stock units, which are 150% of the target levels, the amounts reported above for the restricted stock units and the performance-based restricted stock units for fiscal year 2022 would be as follows: Mr. Sikkel, $1,119,600; Ms. Landsberg, $462,500; and Mr. O’Quinn, $279,900. These equity awards are reported at a value, developed solely for purposes of disclosure in accordance with the rules and regulations of the SEC, equal to the “grant date fair value” thereof under FASB ASC Topic 718 for financial reporting purposes, except that the reported value does not reflect any adjustments for risk of forfeiture. The only assumption we used in determining these amounts was the grant date share price, which in each case was the closing price of our common stock on the grant date, or, if there was no trading in our common stock on the grant date, on the trading day next preceding the grant date on which there was trading in our common stock. The awards of the restricted stock units and performance-based restricted stock units include a recoupment or “clawback” provision. The purpose of the clawback provision is to permit the Compensation Committee, in its discretion, to cancel, rescind, cause the forfeiture of or otherwise limit or restrict any earned or unearned awards, and potentially to recover damages or adjust awards, in the event the Compensation Committee determines that a recipient has engaged in defined prohibited activity, including without limitation violation of the Company’s Code of Business Conduct and/or any law that injures or damages the business reputation or prospects of the Company, or intentional misconduct that causes or materially contributes to a substantial restatement of the Company’s financial statements. No stock awards were granted to the Named Executive Officers in fiscal year 2023.

(3)	None of the Named Executive Officers earned above-market returns on deferred compensation.
(4)

The amounts included in the “All Other Compensation” column of the Summary Compensation Table for fiscal year 2023 were Company matching contributions allocated to the Named Executive Officer account pursuant to the Pyxus Savings and Profit Sharing Plan ($12,200 for Mr. Sikkel, $9,060 for Ms. Landsberg, and $12,200 for Mr. O’Quinn); the Company’s contribution to the Nonqualified Deferred Compensation program in the fiscal year (Mr. Sikkel, $89,675; Ms. Landsberg, $42,150; and Mr. O’Quinn, $29,293); and a relocation allowance of $12,200 for Ms. Landsberg. Lump-sum distributions of $195,724 and $141,962 paid in fiscal year 2023 to Mr. Sikkel and Mr. O’Quinn, respectively, in connection with the termination of the Pyxus International, Inc. Pension Plan are not included in “All Other Compensation.” See “—Pension Plan.”

(5)	Ms. Landsberg commenced employment with Pyxus on November 1, 2021 and was appointed Executive Vice President and Chief Financial Officer on November 10, 2021.

Employment Agreements

On February 5, 2013, Old Pyxus entered into an employment agreement with Mr. Sikkel, which was effective as of March 1, 2013 and which contains provisions relating to termination for cause, termination due to disability, termination other than cause and termination for good reason following a “change-in-control,” as defined in the employment agreement. The obligations of Old Pyxus under this employment agreement were assumed by a subsidiary of the Company in connection with the Restructuring. Mr. Sikkel’s employment agreement has an initial term expiring three years after its initial date, subject to automatic annual renewals thereafter absent notice of non-renewal delivered by either the Company or Mr. Sikkel at least 90 days prior to the scheduled expiration. If Mr. Sikkel’s employment is terminated by the Company without cause, if Mr. Sikkel resigns his employment for good reason or Mr. Sikkel resigns for a change-in-control good reason within twelve months after a change-in-control of the Company, he will be entitled to receive severance equal to two times his annual base salary payable in 24 monthly installments. In addition to severance payments, in connection with a termination of employment as described above, Mr. Sikkel is entitled to health care coverage benefits for up to two years following termination and payment of up to $25,000 for outplacement services. If Mr. Sikkel’s employment is terminated because of disability, he is entitled to receive payments for 18 months at two-thirds of his annual base salary at time of termination. If Mr. Sikkel’s employment is terminated by the Company with cause or he separates from employment for any reason other than good reason or following a change-in-control, the Company is obligated to pay compensation and benefits only to the date of termination or separation. “Good reason” is defined to include any of the following events occurring within ninety-five days prior to separation of employment: Mr. Sikkel’s base salary is reduced more than fifteen percent unless the reduction is part of and at the same percentage as an across-the-board salary reduction for Pyxus’ senior management, Pyxus fails to perform any material obligation or breaches any material provision of the employment agreement, or Mr. Sikkel is not re-elected to the position of President and Chief Executive Officer; and, Mr. Sikkel resigns in writing within thirty days after such events arise. Mr. Sikkel’s agreement also contains a world-wide non-competition provision for twelve months following a termination or separation of employment. In addition, he is subject to a prohibition on solicitation of the Company’s employees, customers and vendors, for a period of twenty-four months after any termination or separation of employment.

In connection with the commencement of her employment, Ms. Landsberg entered into an employment agreement with the Company with an effective date of November 1, 2021 and an initial term expiring three years after its initial date, subject to automatic annual renewals thereafter absent notice of non-renewal delivered by either the Company or Ms. Landsberg at least 90 days prior to the scheduled expiration. Her employment agreement provides for an initial base salary at an annual rate of $440,000 and a $126,000 signing bonus, paid in three equal installments, with the first payment paid upon the commencement of Ms. Landsberg’s employment and the second and third installments to be paid, subject to Ms. Landsberg’s continued employment, following November 1, 2022 and November 1, 2023, respectively. If Ms. Landsberg is terminated for “cause” or terminates her employment without “good reason” (each as defined in her employment agreement) within 12 months after receipt of such an installment she is obligated to repay a pro rata portion of the amount of the installment to the Company. Pursuant to the employment agreement, upon the commencement of her employment, Ms. Landsberg received awards of restricted stock units for 100,000 shares of the Company’s common stock to become eligible to vest in three equal annual installments on March 31, 2022, March 31, 2023 and March 31, 2024, subject to her continued employment, and performance-vesting restricted stock units, payable in 100,000 shares of the Company’s common stock at target performance level, with the payout to be based on achievement against specified three-year performance objectives. The vesting of the restricted stock units and performance-vesting restricted stock units is subject to a further condition that the Company’s common stock become listed for trading on a national securities exchange or an approved foreign securities exchange within a specified period. Her employment agreement provides that Ms. Landsberg is to participate in the Company’s Annual Incentive Plan at a target bonus opportunity equal to 75% of the annual base salary rate, and that she would receive a bonus amount of $100,000 for the fiscal year ending March 31, 2022, subject to satisfaction of individual performance criteria agreed upon by Ms. Landsberg and the Company. If Ms. Landsberg’s employment is terminated by the Company without “cause” or if Ms. Landsberg resigns her employment for “good reason,” the employment agreement provides that she will be entitled to receive severance equal to one half of her annual base salary rate payable in six equal consecutive monthly installments, continuation of specified group health, vision and dental benefits for six months and a pro-rated payment of an outstanding award under the Annual Incentive Plan based on actual performance for the year in which such termination of employment occurs. The employment agreement includes non-competition and employee non-solicitation provisions applicable for a six-month period following any termination of her employment and provides for reimbursement by the Company of up to $5,000 for her legal fees incurred in connection with the review and negotiation of the employment agreement.

Pyxus International, Inc. 2020 Incentive Plan

The Board of Directors adopted the Incentive Plan on November 18, 2020 and the plan was approved by the Company’s shareholders at the Company’s 2021 annual meeting of shareholders. The purpose of the Incentive Plan is to assist the Company in recruiting and retaining employees and members of the Board of Directors with ability and initiative by enabling such persons to participate in its future success and to associate their interests with those of the Company and its shareholders. All full-time employees of the Company and its affiliates, as well as the Company’s non-employee directors, are eligible to participate in the Incentive Plan. The Incentive Plan permits the grant of options, stock appreciation rights (or SARs), stock awards, stock unit awards, performance share awards, and incentive awards.

Non-qualified Deferred Compensation Plan

During fiscal year 2023, the Named Executive Officers were participants in the Pyxus International, Inc. Supplemental Retirement Account Plan (the “PYX SRAP”), established April 1, 2007 and assumed by a subsidiary of the Company in connection with the Restructuring. The PYX SRAP is a non-qualified defined contribution supplemental retirement plan established to provide deferred compensation for a select group of management. Benefits under the PYX SRAP are based on a hypothetical bookkeeping account established for each participant. Each fiscal year, pay credits and interest credits are added to the account. The pay credit is equal to a specified percentage of base salary, bonus and annual incentive compensation paid to the participant during the fiscal year. For fiscal year 2023, the pay credit for Mr. Sikkel was 10%, for Ms. Landsberg and Mr. O’Quinn was 7.5%. The interest credit each fiscal year is equal to the beginning account balance times the Moody’s Aa Corporate Bond Yield Average as of the beginning of the fiscal year. However, the interest crediting rate cannot exceed 120% of the applicable federal long-term rate prescribed by the Secretary of Treasury for the first month of the fiscal year. For fiscal year 2023, the interest crediting rate was 2.69%.

Each participant becomes vested in his or her PYX SRAP benefit after five years of service, whether or not the service is consecutive. Mr. Sikkel and Mr. O’Quinn are each vested in the PYX SRAP benefit. However, a participant who is terminated for cause will forfeit any benefits otherwise payable under the PYX SRAP. Participants must also comply with a non-compete following termination of employment. A participant who violates the non-compete will forfeit all benefits under the PYX SRAP. However, the non-compete provision will not apply after a change in control, as defined in the PYX SRAP. Ms. Landsberg is not vested in the PYX SRAP benefits.

Vested benefits are payable in 120 equal monthly installments starting in the seventh month following separation from service, unless the final account balance is less than $100,000, in which case the benefit will be payable in a lump-sum. The monthly installment amount is based on the final account balance plus interest at the PYX SRAP’s applicable interest crediting rate for the year. If the participant dies, unpaid installments are payable to the participant’s designated beneficiary.

Aggregate earnings in the last fiscal year are not included in the compensation reported for fiscal year 2023 in the Summary Compensation Table included elsewhere in this proxy statement as the amount did not exceed 120% of the applicable federal long-term rate.

Pension Plan

As of December 31, 2015, the Pyxus International, Inc. Pension Plan (the “PYX Pension Plan”), which was assumed by a subsidiary of the Company in connection with the Restructuring, was amended to close the plan to new participants and to freeze the plan by eliminating all notional retirement credits under the plan beginning January 1, 2016. In fiscal year 2023, the Company’s Board of Directors approved terminating the PYX Pension Plan effective May 31, 2022. In connection with the PYX Pension Plan termination, all participants and beneficiaries were provided a window period during which time they could elect to receive a distribution of the actuarially equivalent value of his or her accrued benefit under the PYX Pension Plan in a lump-sum payment. Of the Named Executive Officers, only Mr. Sikkel and Mr. O’Quinn participated in the PYX Pension Plan, each of whom elected to receive a lump-sum distribution, which was $195,724 for Mr. Sikkel and $141,962 for Mr. O’Quinn.

Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each Named Executive Officer as of March 31, 2023.

	Stock Awards
Name	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(1)
J. Pieter Sikkel	144,000	(2)	172,800	72,000	(3)	86,400
Flavia B. Landsberg	100,000	(2)	120,000	50,000	(3)	60,000
William L. O’Quinn, Jr.	36,000	(2)	43,200	18,000	(3)	21,600

(1)	Market values reflect the closing price of our common stock quoted on the OTC Pink Bulletin Board on March 31, 2023, which was $1.20.
(2)

These restricted stock units are eligible to vest, subject to continued employment, in equal installments on March 31, 2022, March 31, 2023 and March 31, 2024, contingent upon the Company’s common stock being listed for trading on a national securities exchange or an approved foreign securities exchange within a specified period. These restricted stock units were issued pursuant to the Incentive Plan.

(3)

These performance-based restricted stock units provide for the issuance of shares based of satisfaction of performance criteria over a three-year measurement period ending March 31, 2024, subject to continued employment, with payouts at 50% of the target level upon satisfaction of threshold performance levels, 100% of the target level upon satisfaction of target performance levels and 150% of the target level upon performance equaling or exceeding the maximum performance levels, with payouts interpolated for performance between these levels. The performance-based restricted stock units are also subject to the same stock-listing vesting condition as the restricted stock units. The amounts presented in the table assume the number of shares to be issued upon vesting of the performance-based restricted stock units based on the threshold level of performance. These performance-based restricted stock units were issued pursuant to the Incentive Plan.

Pay Versus Performance

As specified by a rule adopted by the SEC in 2022 pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the following table presents for each of the past two fiscal years:

•

the total compensation of the individual serving as our principal executive officer, Mr. Sikkel (identified in the table as “PEO”), as calculated in accordance with the presentation of total compensation in the “Summary Compensation Table” appearing elsewhere in this proxy statement;

•

for purposes of this mandatory disclosure, “compensation actually paid” or “CAP” represents an amount calculated based on the SEC’s prescribed formula and requirements. These formulas use the fair value of the Company’s common stock at points in time and do not reflect that a significant portion of CAP may never be earned or delivered to NEOs due to a number of factors, including completion of conditional vesting requirements or a decrease in the fair value of the Company’s common stock. As a result, while CAP includes some actually paid amounts (base salary, for example), CAP does not constitute compensation actually delivered to or received by our named executive officers in each respective year;

•

the average total compensation, as calculated in accordance with the presentation of total compensation in the “Summary Compensation Table,” of the individuals, other than Mr. Sikkel, listed as named executive officers in the Company’s proxy statement for its annual meeting held in the year following each such year (the “Non-PEO NEOs”), with a footnote to the table identifying the individuals comprising the Non-PEO NEOs in each year;

•

the average amount of “Compensation Actually Paid” as determined in accordance with the SEC rule for the Non-PEO NEOs, with a description and quantification of the adjustments from total compensation as reported in accordance with the presentation of such amounts required for the “Summary Compensation Table” to derive Compensation Actually Paid set forth in footnote (2) to the table;

•

Pyxus’ cumulative total shareholder return (“TSR”) for the period beginning on the last trading day of the year preceding the earliest year presented in the table and ending the last trading day of the fiscal year presented in the table (for example, for fiscal year 2022, the period from March 31, 2021 through March 31, 2022), assuming the investment of $100 in Pyxus common stock on the first day of such period; and

•	the net loss of Pyxus and its subsidiaries on a consolidated basis as presented in the Company’s consolidated statement of operations included in the 2023 Annual Report.

Pay Versus Performance

Year(1) (a)	Summary Compensation Table Total for PEO (b)	Compensation Actually Paid to PEO(2)(3) (c)	Average Summary Compensation Table Total for Non-PEO NEOs(4) (d)	Average Compensation Actually Paid to Non-PEO NEOs(2)(3)(4) (e)	Value of Initial Fixed $100 Investment in Pyxus International, Inc. (f)	Net Loss (in millions) (h)
2023	$1,738,303	$1,684,303	$852,247	$826,747	$27.91	$39.1
2022	$1,850,430	$1,267,950	$672,533	$523,473	$33.72	$82.1

(1)	For the fiscal year ended March 31.
(2)	Deductions from, and additions to, total compensation in the Summary Compensation Table by fiscal year to calculate Compensation Actually Paid include:

	2023		2022
	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs
Total Compensation from Summary Compensation Table	$1,738,303	$852,247	$1,850,430	$672,533
Adjustments
Adjustment for grant date values in the Summary Compensation Table	—	—	$(895,680)	$(296,960)
Year-end fair value of unvested awards granted in the current year	—	—	$313,200	$147,900
Year-over-year difference of year-end fair values for unvested awards granted in prior years	$(54,000)	$(25,500)	—	—
Fair values at vest date for awards granted and vested in current year	—	—	—	—
Difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years	—	—	—	—
Forfeitures during current year equal to prior year-end fair value	—	—	—	—
Dividends or dividend equivalents not otherwise included in the total compensation	—	—	—	—
Total Adjustments	$(54,000)	$(25,500)	$(582,480)	$(149,060)
Compensation Actually Paid (as calculated)	$1,684,303	$826,747	$1,267,950	$523,473

(3)	Equity valuations assumptions for calculating Compensation Actually Paid are not materially different from grant date valuation assumptions.
(4)	The Non-PEO NEOs in fiscal year 2023 and 2022 are Flavia B. Landsberg and William L. O’Quinn, Jr.

Graphical Presentations of the Relationship of Executive Compensation to Certain Performance Measures

The following charts present the relationship for the periods presented in the foregoing table between the Compensation Actually Paid for the PEO and the average Compensation Actually Paid for the Non-PEO NEOs and each of the Company’s TSR and net loss.

Relationship of Executive Compensation Actually Paid to TSR of Pyxus

Relationship of Executive Compensation Actually Paid to Net Loss

OTHER MATTERS

On this date, the Company is not aware of any matters to be presented for action at the meeting other than as stated in this notice. However, if any other matters requiring a vote of shareholders are properly presented at the meeting, it is intended that proxies in the accompanying form will be voted on such other matters in accordance with the judgment of the persons voting such proxies.

By Order of the Board of Directors:

William L. O’Quinn, Jr.
Secretary

GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. 0 PROXY PYXUS INTERNATIONAL, INC. Annual Meeting of Shareholders - August 17, 2023 Virtual meeting at https://web.lumiagm.com/209527569 This Proxy is solicited on behalf of the Board of Directors. The undersigned hereby appoints Flavia B. Landsberg and William L. O’Quinn, Jr. or either of them, each with full power of substitution, as proxies to represent the undersigned and to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of PYXUS INTERNATIONAL, INC., to be held at 10:00 a.m. (Eastern Daylight Time) on Thursday, August 17, 2023, virtually at https://web.lumiagm.com/209527569, and at any adjournment(s) or postponement(s) thereof, in accordance with the instructions given on the reverse side of this card. In their discretion, the proxies are hereby authorized to vote upon such other business as may properly come before the meeting and any adjournment(s) or postponement(s) thereof. To the extent no directions are given on a proposal, this proxy will be voted FOR the nominees listed on the reverse side and FOR (Continued proposals and 2 and to be 3. signed on the reverse side) 1.1 14475

PYXUS INTERNATIONAL, INC. ANNUAL MEETING OF SHAREHOLDERS Virtual meeting at https://web.lumiagm.com/209527569 August 17, 2023 10:00 a.m. Eastern Daylight Time NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and Proxy Card are available at http://www.astproxyportal.com/ast/23651 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20730300000000000000 9 081723 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES AND “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. Election of Directors: FOR ALL NOMINEES FOR WITHHOLD ALL NOMINEES AUTHORITY FOR (See ALL instructions EXCEPT below) Jamie J. Ashton Patrick J. Bartels, Jr. Cynthia Robert D. P. George Moehring J. Richard Pieter J. Sikkel C. Topping INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 2. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending March 31, 2024. 3. Adoption of a resolution approving, on an advisory basis, the compensation paid to the Company’s named executive officers. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN In their discretion, the proxies are authorized to vote on such other business and matters incident to the conduct of the meeting as may properly come before it. PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE. The undersigned revokes all proxies heretofore given by the undersigned. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.